SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

The Charles Schwab Corporation

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee previously paid with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Corporation 2021 proxy statement

April 2, 2021

Dear Fellow Stockholders,

We cordially invite you to attend our 2021 Annual Meeting of Stockholders to be held on Thursday, May 13, 2021, at 1:30 p.m. Central Time. The annual meeting will be held via the internet at www.schwabevents.com/corporation. Please follow the registration instructions as outlined in this proxy statement to attend the meeting virtually via the internet.

We extend our sincerest thanks to Roger O. Walther, who retired as a director on December 31, 2020 following 31 years of service to our board. We appreciate Mr. Walther’s longstanding contributions and distinguished service to the company, exemplified by his effective guidance and leadership.

At the annual meeting, we will conduct the items of business outlined in this proxy statement. We also will report on our corporate performance in 2020 and answer your questions.

Your vote is important. We encourage you to read this proxy statement carefully and to vote your shares as soon as possible, even if you plan to attend the meeting. Voting instructions are contained on the proxy card or voting instruction form that you received with this proxy statement.

We look forward to your participation.

Sincerely,

CHARLES R. SCHWAB	WALTER W. BETTINGER II
CHAIRMAN	PRESIDENT AND CHIEF EXECUTIVE OFFICER

i

PROXY SUMMARY

This summary highlights information contained in the proxy statement. This summary does not contain all of the information that you should consider, and you should review all of the information contained in the proxy statement before voting.

ANNUAL MEETING OF STOCKHOLDERS

Date:	Thursday, May 13, 2021
Time:	1:30 p.m., Central Time
Location:	www.schwabevents.com/corporation
Record Date:	March 15, 2021
Voting:	Stockholders as of the record date are entitled to vote. Each share of voting common stock is entitled to one vote.
Registration:	Please follow the advance registration instructions contained in the proxy statement on page 1.

VOTING PROPOSALS

	Board Recommendation	Page

Election of Directors

Walter W. Bettinger II	For	13

Joan T. Dea	For	15

Christopher V. Dodds	For	16

Mark A. Goldfarb	For	18

Bharat B. Masrani	For	23

Charles A. Ruffel	For	25

Ratification of Independent Auditors	For	34

Advisory Approval of Named Executive Officer Compensation	For	37

Stockholder Proposal on Lobbying Payments	Against	73

Stockholder Proposal on Declassification of Board of Directors	Against	75

DIRECTOR NOMINEES

We ask that you vote for the election of Walter W. Bettinger II, Joan T. Dea, Christopher V. Dodds, Mark A. Goldfarb, Bharat B. Masrani, and Charles A. Ruffel. The following table provides summary information on these nominees. Complete biographical information is contained in the proxy statement.

Name	Age	Director Since	Occupation	Skills	Independent	Committees

Walter W. Bettinger II	60	2008	President and Chief Executive Officer, The Charles Schwab Corporation	Financial services expertise and leadership experience

Joan T. Dea	57	2017	Founder and Managing Director, Beckwith Investments LLC	Investment and consulting expertise, strategic planning, and leadership experience	X	Compensation Nominating

Christopher V. Dodds	61	2014	Co-Founder and Managing Member, Crown Oak Advisors LLC	Leadership skills, knowledge of the financial services industry, and financial and accounting experience	X	Risk

Mark A. Goldfarb	69	2012	Managing Partner, BDO USA, LLP	Financial and accounting expertise and operational leadership experience	X	Audit

Bharat B. Masrani	64	2020	Group President and Chief Executive Officer, The Toronto-Dominion Bank	Financial services expertise and international business and leadership experience		Risk

Charles A. Ruffel	65	2018	Managing Partner, Kudu Investment Management, LLC	Financial services and asset management expertise and leadership experience	X	Risk

INDEPENDENT AUDITORS

We ask that you ratify the appointment of Deloitte & Touche LLP and the member firms of Deloitte Touche Tohmatsu Limited (collectively referred to as Deloitte) as the company’s independent registered public accounting firm for the 2021 fiscal year. While the Audit Committee has the sole authority to retain the independent auditors, we are asking for your ratification as part of the Audit Committee’s evaluation process of the independent registered public accounting firm for the next fiscal year.

Fees for services provided by Deloitte in the last two fiscal years were:

	2020	2019
	(amounts in millions)
Audit Fees	$9.2	$8.1

Audit-Related Fees	4.1	4.1

Tax Fees	0.1	—

All Other Fees	—	—

Total	$13.4	$12.2

EXECUTIVE COMPENSATION

We ask that you approve, on an advisory basis, the compensation of our named executive officers. The named executive officers are those executive officers listed in the Summary Compensation Table. The advisory approval of named executive officer compensation is required by federal law, and while the vote is not binding, the Compensation Committee considers the vote as part of its evaluation of executive compensation programs.

2020 Executive Compensation Highlights

In 2020, our management team worked through a challenging environment and continued to execute on its strategy of helping our clients – individual investors and the people and institutions who serve them – by placing their perspectives, needs, and desires at the forefront. Effective execution of this “Through Clients’ Eyes” strategy and successfully closing several acquisitions, including TD Ameritrade Holding Corporation (TD Ameritrade) on October 6, 2020, helped us produce record core net new assets of $281.9 billion and reach total client assets of $6.69 trillion by year-end 2020. Our record operating performance, coupled with rising equity markets and ongoing expense discipline, supported strong financial results, including pre-tax profit margin of 36.8%. Diluted earnings per share (EPS) was $2.12 on a Generally Accepted Accounting Principles (GAAP) basis, adjusted diluted EPS was $2.45, Return on Common Equity (ROCE) was 9%, and Return on Tangible Common Equity (ROTCE) was 15%. (For reconciliation of non-GAAP financial measures including adjusted diluted EPS and ROTCE, please see “Part II, Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations – Non-GAAP Financial Measures” on pages 60 – 62 of the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020).

The company’s compensation programs are designed to link pay to the long-term performance of the company. Key elements of 2020 compensation included:

Element	Form	Terms	Objectives

Base Salary	• Cash	• Reviewed annually	• Attract, motivate and retain executives

Annual Incentives	• Cash	• Subject to satisfaction of performance criteria	• Attract, motivate and retain executives • Reward executives for individual performance • Link pay with company financial performance

Long-term Incentives	• Performance-based restricted stock units • Stock options

• Restricted stock units with cliff-vesting based on a three-year performance period, subject to satisfaction of performance criteria

• Stock options generally vest 25% per year and have a ten-year term

• Attract, motivate and retain executives • Reward executives for individual performance • Link pay with company financial performance • Align with long-term interests of stockholders

Given the company’s financial performance in 2020, the Compensation Committee approved funding at 78.27% of the target award for the named executive officers for annual cash incentives. The performance goal for performance-based restricted stock units (PBRSUs) granted in 2020 was set at ROTCE equaling or exceeding the Cost of Equity (COE); this aligns the executives’ incentives with the long-term interests of stockholders. The PBRSUs have cliff-vesting based on a three-year performance period.

Summary compensation information for the named executive officers is contained in the following table. As discussed in the proxy statement, these amounts are presented in accordance with accounting assumptions and Securities and Exchange Commission (SEC) rules, and the amount that the executive actually receives may vary from what is reported in the equity columns of the table.

v

2020 SUMMARY COMPENSATION

Name and Principal Position	Salary ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)

Walter W. Bettinger II President and Chief Executive Officer	1,383,333	6,300,000	4,200,000	4,060,256	15,604	15,959,193

Peter B. Crawford Executive Vice President and Chief Financial Officer	587,500	900,000	600,000	919,672	15,080	3,022,252

Charles R. Schwab Chairman	741,667	2,340,000	1,560,000	1,451,256	14,732	6,107,655

Joseph R. Martinetto Senior Executive Vice President and Chief Operating Officer	723,333	1,950,000	1,300,000	1,273,844	15,273	5,262,450

Jonathan M. Craig Senior Executive Vice President	691,667	1,440,000	960,000	1,082,735	15,218	4,189,620

STOCKHOLDER PROPOSALS

There are stockholder proposals to vote on that are described in the proxy statement.

NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS

Date:	Thursday, May 13, 2021

Time:	1:30 p.m., Central Time

Location:	www.schwabevents.com/corporation

Agenda:	• elect six directors for three-year terms,

•  vote to ratify the selection of independent auditors,

•  vote for the approval, on an advisory basis, of compensation of named executive officers,

•  vote on two stockholder proposals, if properly presented, and

•  consider any other business properly coming before the meeting.

Stockholders who owned shares of our voting common stock at the close of business on March 15, 2021 are entitled to attend and vote at the meeting and any adjournment or postponement of the meeting. A complete list of registered stockholders will be available prior to the meeting at our principal executive offices at 3000 Schwab Way, Westlake, Texas 76262.

By Order of the Board of Directors,

PETER J. MORGAN III
EXECUTIVE VICE PRESIDENT,
GENERAL COUNSEL AND
CORPORATE SECRETARY

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of

Stockholders to be Held on May 13, 2021. The proxy statement and annual report to security holders are available in the “Investor Relations” section of our website at

www.aboutschwab.com.

PROXY STATEMENT

The Board of Directors of The Charles Schwab Corporation (the company) is making the solicitation for proxies to be voted at the 2021 Annual Meeting of Stockholders to be held on May 13, 2021 (the annual meeting) and is sending these proxy materials to you on or about April 2, 2021. Stockholders who owned the company’s common stock at the close of business on March 15, 2021 may attend and vote at the annual meeting. Each share of common stock is entitled to one vote. There were 1,805,900,659 shares of voting common stock (common stock) outstanding on March 15, 2021 (“common stock” in this proxy statement does not include non-voting common stock, of which there were 79,293,695 shares outstanding on March 15, 2021).

VOTING YOUR SHARES

Please vote as promptly as possible by following the instructions on your proxy card or voting instruction form. You may vote by internet, telephone or mail in advance of the meeting by following the instructions on your proxy card or voting instruction form.

If you do not vote in advance and plan to submit your vote at the virtual annual meeting, you will need a legal proxy to vote your shares if your shares are held in “street name” (e.g., through a bank or broker). You may obtain a legal proxy from your bank or broker. Please send your legal proxy to our transfer agent, Equiniti Trust Company, by fax to 651-450-4078 or email to EQSS-ProxyTabulation@equiniti.com. If you hold shares registered in your name (e.g., in certificate form), you will not need a legal proxy to vote your shares at the virtual annual meeting.

ATTENDING THE ANNUAL MEETING

This year’s annual meeting will be a virtual event. You must register in advance to attend via the internet. To register, please go to:

www.schwabevents.com.

When registering, you will be asked to provide your name, mailing address, email address and proof that you own Schwab shares (such as the Schwab account number in which you hold the shares or the name of the broker that you hold the shares with in an account outside of Schwab).

Upon completion of registration, you will receive a confirmation email which has additional information about the webcast, including the link to join and a calendar reminder. You will have the opportunity to submit a question when registering and will also be able to submit questions and vote during the meeting from the webcast console.

You will be able to join the webcast 15 minutes prior to the start time of the annual meeting. You should ensure that you have a strong internet connection, and we recommend testing your system using the link that will be provided in the registration confirmation email and on the annual meeting website.

If you encounter any technical difficulties with the virtual meeting platform on the meeting day, please email schwabeventswebcasts@schwab.com. Technical support will also be available from the webcast console starting at 1:15 p.m. Central Time on May 13, 2021.

Properly submitted questions may be addressed during the question and answer session of the annual meeting. Due to limited time at the annual meeting, we may aggregate questions by topic and may not be able to address all submitted questions.

CORPORATE GOVERNANCE

THE COMPANY

The Charles Schwab Corporation is a savings and loan holding company that engages, through its subsidiaries, in wealth management, securities brokerage, banking, asset management, custody, and financial advisory services. At December 31, 2020, the company had $6.69 trillion in client assets, 29.6 million active brokerage accounts, 2.1 million corporate retirement plan participants, and 1.5 million banking accounts.

The company was founded on the belief that all Americans deserve access to a better investing experience. Although much has changed in the intervening years, our purpose remains clear – to champion every client’s goals with passion and integrity. Guided by this purpose and our vision of creating the most trusted leader in investment services, management has adopted a strategy described as “Through Clients’ Eyes.”

THE BOARD OF DIRECTORS

The board is committed to the company’s vision of being the most trusted leader in investment services. The board has the responsibility to hold management accountable for carrying out the company’s daily operations consistent with its strategic vision while navigating changes in the financial services industry, effectively managing risks, and responding to competitive pressures, new technologies, and an evolving regulatory environment.

Our practices to maintain board effectiveness include the following:

BOARD LEADERSHIP

The Chairman of the Board of Directors is Mr. Schwab. The Chairman and Chief Executive Officer roles are split, and Mr. Bettinger serves as Chief Executive Officer. The Chairman approves the agenda for board meetings and leads the board in its discussions. Mr. Schwab and Mr. Bettinger, as the only two management directors, do not participate in sessions of non-management directors. As provided in our Corporate Governance Guidelines, non-management directors meet regularly in executive session without management. The Chair of the Nominating and Corporate Governance Committee, Mr. Herringer, presides over the executive sessions of non-management directors.

The board has four standing committees (Audit, Compensation, Nominating and Corporate Governance, and Risk). Given the role and scope of authority of these committees, and that over 82% of the board is composed of independent directors, the board believes that its leadership structure, with the Chairman of the Board of Directors leading board discussions, and the Chair of the Nominating and Corporate Governance Committee leading non-management executive sessions, is appropriate.

DIRECTOR INDEPENDENCE

We have considered the independence of each member of the board in accordance with New York Stock Exchange corporate governance standards. To assist us in our determination, we have general guidelines for independence. The guidelines for independence are available on the company’s website at www.aboutschwab.com/governance.

Based on our guidelines and New York Stock Exchange corporate governance standards, we have determined that each of the company’s directors, except Mr. Schwab, Mr. Bettinger, and Mr. Masrani, is independent. We have determined that Stephen T. McLin and Roger O. Walther, who both retired from the board in 2020, were independent during the time they served on the board in 2020.

In determining independence, the board considers broadly all relevant facts and circumstances regarding a director’s relationships with the company. All non-employee directors receive compensation from the company for their service as directors, as disclosed in the “Director Compensation” section of this proxy statement, and are entitled to receive reimbursement for their expenses in traveling to and participating in board and committee meetings. As disclosed in the “Transactions with Related Persons” section of this proxy statement, some directors and entities with which they are affiliated have credit transactions with the company’s banking and brokerage subsidiaries, such as mortgage loans, revolving lines of credit, or other extensions of credit. These transactions with directors and their affiliates are made in the ordinary course of business and as permitted by the Sarbanes-Oxley Act of 2002. Such transactions are on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the lender and do not involve more than the normal risk of collectability or present other unfavorable features.

In addition to the relationships outlined above, the board considered the following as part of its determination of independence:

•	Marianne C. Brown serves as a director of technology companies to which, or to the parent company of which, the company has made payments for products and services.

•	Stephen A. Ellis serves as a director of a technology company to which the company’s charitable foundation has made payments for products and services.

•

Mark A. Goldfarb serves as a managing partner of an accounting firm that the company has engaged and as a member of an advisory council of a nonprofit organization to which the company, its affiliates or its charitable foundation have made donations.

•	Todd M. Ricketts serves as a director of a professional baseball organization to which the company has made payments in connection with sponsorship and advertising.

•	Arun Sarin serves as a director of a consulting firm that the company has engaged for consulting services.

•	Roger O. Walther serves as a committee member of a nonprofit organization to which the company, its affiliates or its charitable foundation have made donations.

BOARD STRUCTURE AND COMMITTEES

The authorized number of directors is currently seventeen and the company has seventeen directors. There are six nominees for election this year and eleven directors will continue to serve the terms described in their biographies.

Directors currently serve staggered terms. Each director who is elected at an annual meeting of stockholders serves a three-year term, and the directors are divided into three classes.

The board held nine meetings in 2020. Each director attended at least 75% of all applicable board and committee meetings during 2020. As provided in our Corporate Governance Guidelines, we expect directors to attend the annual meeting of stockholders. In 2020, fourteen of the then-fourteen directors attended the annual meeting.

Risk Oversight

As part of its oversight functions, the board is responsible for oversight of risk management at the company. The Risk Committee assists the board in fulfilling its oversight responsibilities with respect to the company’s risk management program and provides reports to the board and the Audit Committee. The Audit Committee reviews reports from management and the Risk Committee concerning the company’s risk assessment and major risk exposures and the steps management has taken to monitor and control such exposures. The Compensation Committee oversees incentive compensation risk and reviews the compensation program with respect to the potential impact of risk taking by employees. For further discussion of risk management at the company, please see “Part II, Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations – Risk Management” of the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

Committees

Each of our four standing committees is chaired by an independent director. The Audit, Nominating and Corporate Governance, and Compensation Committees are composed entirely of independent directors as determined by the board in accordance with its independence guidelines and New York Stock Exchange corporate governance standards. The Risk Committee is chaired by an independent director and is composed of entirely non-management directors. In addition to these standing committees, the board may from time to time establish ad hoc committees to assist in various matters.

The board and its committees are currently composed of the following individuals:

COMMITTEE MEMBERSHIPS

NAME	INDEPENDENT	AC	CC	NCGC	RC

Charles R. Schwab

Walter W. Bettinger II

John K. Adams, Jr.	∎	C

Marianne C. Brown	∎				X

Joan T. Dea	∎		X	X

Christopher V. Dodds	∎				C

Stephen A. Ellis	∎	X		X

Mark A. Goldfarb	∎	X

William S. Haraf	∎	X

Frank C. Herringer	∎		X	C

Brian M. Levitt	∎		VC

Gerri K. Martin-Flickinger	∎	X

Bharat B. Masrani					X

Todd M. Ricketts	∎	X

Charles A. Ruffel	∎				X

Arun Sarin	∎			X	X

Paula A. Sneed	∎		C

AC CC	Audit Committee Compensation Committee	NCGC	Nominating and Corporate Governance Committee	RC	Risk Committee	Committee Member X Committee Chair C Committee Vice Chair VC

AUDIT COMMITTEE

John K. Adams, Jr. (Chair) • Stephen A. Ellis • Mark A. Goldfarb • William S. Haraf
Gerri K. Martin-Flickinger • Todd M. Ricketts

The Audit Committee held thirteen meetings in 2020. None of the directors on the Audit Committee is or, during the past three years, has been an employee of The Charles Schwab Corporation or any of its subsidiaries. None of the Audit Committee members simultaneously serves on the audit committees of more than three public companies, including ours. The board has determined that all the members of the Audit Committee are financially literate in accordance with New York Stock Exchange listing standards and Mr. Adams, Mr. Ellis, Mr. Goldfarb, and Mr. Haraf are Audit Committee financial experts in accordance with Securities and Exchange Commission (SEC) rules.

Primary responsibilities:

•	reviews and discusses with management and the independent auditors the company’s annual and quarterly financial statements and the integrity of the financial reporting process,

•	reviews the qualifications, independence and performance of the independent auditors,

•	reviews the activities and performance of the internal auditors,

•	reviews processes in place to assess and manage major risk exposures, and

•	reviews compliance with legal and regulatory requirements.

COMPENSATION COMMITTEE

Paula A. Sneed (Chair) • Brian M. Levitt (Vice Chair) • Joan T. Dea • Frank C. Herringer

The Compensation Committee held seven meetings in 2020.

Primary responsibilities:

•	annually reviews and approves corporate goals and objectives relating to compensation of executive officers and other senior officers,

•	reviews and determines the compensation of executive officers and other senior officers based on the achievement of performance goals and objectives,

•	reviews and approves compensatory arrangements for executive officers and other senior officers,

•	approves long-term awards for executive officers and other senior officers,

•	reviews and recommends incentive compensation plans for executive officers and all equity plans, and

•	oversees risk management of incentive compensation practices.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Frank C. Herringer (Chair) • Joan T. Dea • Stephen A. Ellis • Arun Sarin

The Nominating and Corporate Governance Committee held six meetings in 2020.

Primary responsibilities:

•	identifies and evaluates individuals qualified to serve on the board,

•	recommends nominees to fill vacancies on the board and each standing committee and recommends a slate of nominees for election or re-election as directors by the stockholders,

•	makes recommendations regarding succession planning for the Chief Executive Officer and executive management, and

•	assesses the performance of the board and its committees and recommends corporate governance principles for adoption by the board.

RISK COMMITTEE

Christopher V. Dodds (Chair) • Marianne C. Brown • Bharat B. Masrani

Charles A. Ruffel • Arun Sarin

The Risk Committee held six meetings in 2020.

Primary responsibilities:

•

reviews the company’s overall risk governance and approves the enterprise-wide risk management framework to identify, measure, monitor and control the major types of risk posed by the business of the company,

•	reviews the performance and activities of the company’s independent risk management function,

•	reviews capital and liquidity planning and the assessment of capital adequacy, and

•

reviews and approves key policies with respect to oversight of specific risks, including capital, compliance, credit, liquidity, market, model, third-party, interest rate, information security, data governance, reputational, strategic, and operational risk.

Each standing committee has a written charter. You may find a copy of these charters, as well as our Corporate Governance Guidelines and Code of Business Conduct and Ethics, on the company’s website at www.aboutschwab.com/governance. You also may obtain a paper copy of these items, without charge, from:

Assistant Corporate Secretary

The Charles Schwab Corporation

Mailstop SF211MN-08

211 Main Street

San Francisco, California 94105

(415) 667-9979

BOARD QUALIFICATIONS AND COMPOSITION

The Nominating and Corporate Governance Committee regularly assesses the board’s composition in light of our business operations, strategic direction and risk profile to assure appropriate succession, and our Corporate Governance Guidelines provide that the board should be composed of directors who have the qualifications necessary for effective service as determined in this assessment.

Director Qualifications

The qualifications for directors are described in our Corporate Governance Guidelines, which are available on the company’s website at www.aboutschwab.com/governance. In addition, the Nominating and Corporate Governance Committee believes that the following specific, minimum qualifications must be met by a nominee for the position of director:

•	the ability to work together with other directors, with full and open discussion and debate as an effective group,

•

current knowledge of and experience in the company’s business or operations, or contacts in the community in which the company does business and in the industries relevant to the company’s business, or substantial business, financial or industry-related experience commensurate with the size, complexity, and risk profile of the company, and

•	the willingness and ability to devote adequate time to the company’s business.

The Nominating and Corporate Governance Committee also considers the following qualities and skills when making its determination whether a nominee is qualified for the position of director:

•	relationships that may affect the independence of the director or conflicts of interest that may affect the director’s ability to discharge his or her duties,

•	diversity of experience, including the need for financial, business, academic, public sector and other expertise on the board or board committees,

•	diversity of background, including race, ethnicity, and gender, and

•	the fit of the individual’s skills and experience with those of the other directors and potential directors in comparison to the needs of the company.

When evaluating a candidate for nomination, the committee does not assign specific weight to any of these factors or believe that all of the criteria necessarily apply to every candidate.

Diversity

The Nominating and Corporate Governance Committee considers the qualifications and experience represented on the board when identifying director nominees and assessing the composition of the board. The board recognizes that a variety of viewpoints is vital to effective decision-making, constructive dialogue, and a healthy boardroom culture. As discussed in the “Director Qualifications” section above, the board’s evaluation encompasses the diversity of experience and background of directors. This consideration includes diversity of skill sets and experience as well as background, including race, ethnicity, and gender.

The Nominating and Corporate Governance Committee considers these qualifications and regularly assesses the overall effectiveness of the board in maintaining a balance of perspectives important to the company’s business.

Skills and Competencies

Set forth below are some of the experience, skills and competencies that the Nominating and Corporate Governance Committee views as important for the board as a whole to possess in light of the board’s areas of oversight of management. For simplicity, each qualification is assigned to one category of oversight, even though some qualifications may pertain to multiple areas.

Board Oversight of Management	Related Qualifications and Experience
Carrying out the company’s daily operations consistent with its strategic vision	• Financial Services • Banking • Asset Management • Brokerage/Investment Banking • Business Operations • Environmental, Social, and Governance (ESG)

Navigating changes in the financial services industry and responding to competitive pressures and new technologies	• Strategic Planning • Information Technology/Cybersecurity • Marketing • Academia

Overseeing the integrity of the company’s financial statements and financial reporting process	• Finance • Accounting • Public Company Executive Experience • Public Company Board Experience

Ensuring compliance with legal and regulatory requirements	• Regulatory • Government Service • International Business

Implementing the board’s approved risk tolerance, maintaining the company’s risk management and control program, and operating the company’s business in a safe and sound manner	• Risk Management

The following matrix highlights the qualifications and skills represented on the board:

John K. Adams, Jr. Walter W. Bettinger II Marianne C. Brown Joan T. Dea Christopher V. Dodds Stephen A. Ellis Mark A. Goldfarb William S. Haraf Frank C. Herringer Brian M. Levitt Gerri K. Martin-Flickinger Bharat B. Masrani Todd M. Ricketts Charles A. Ruffel Arun Sarin Charles R. Schwab Paula A. Sneed Qualifications and Experience Public Company Executive Experience Public Company Board Experience Financial Services Banking Asset Management Brokerage/Investment Banking Strategic Planning Finance Business Operations Information Technology/Cybersecurity Marketing Regulatory Accounting Risk Management Government Service International Business Academia Additional Qualifications and Information Audit Committee Financial Expert Other Current Public Boards 3 2 1 3 1 Board Tenure and Age Tenure 6 13 1 4 7 9 9 6 25 1 1 1 1 3 12 35 19 Age 65 60 62 57 61 58 69 72 78 73 58 64 51 65 66 83 73

Succession Planning and Refreshment

The board views the annual nomination process conducted by the Nominating and Corporate Governance Committee, including its review of the skills and competencies represented on the board, and the self-assessment process as critical elements in planning for board succession. In addition, the Chair of the Nominating and Corporate Governance Committee discusses with each board member his or her perspective on succession planning, including overall size and composition, tenure, and the effectiveness of the board and board committees. The Chair of the Nominating and Corporate Governance Committee also speaks with the Chairs of the Audit Committee, Compensation Committee, and Risk Committee about any particular succession issues that may affect their committees. As part of the succession planning process, the Nominating and Corporate Governance Committee considers the contributions made by directors with deep knowledge and experience with the company and its business through continued service over the years, as well as the need to refresh the board with new insights and perspectives.

As part of board succession planning, the Nominating and Corporate Governance Committee will plan for anticipated vacancies and the timing thereof, including those due to directors’ plans for retirement or expected changes in status. The Nominating and Corporate Governance Committee will evaluate potential needs for skills and experience due to anticipated departures.

Board and Committee Evaluations

The Nominating and Corporate Governance Committee leads the board in its annual self-evaluation of the performance of the board and its committees to determine whether they are functioning effectively. The charters of each committee require an annual performance evaluation. Committee self-evaluations are conducted by the Chair of each committee and are reported to the full board by the respective Chairs. The Chair of the Nominating and Corporate Governance Committee reviews any issues arising from the committee self-evaluations with the Chairs of the other board committees. The Chair of the Nominating and Corporate Governance Committee also discusses the results of the board self-evaluation with the full board. The respective committee or the full board, as appropriate, will take such steps as are necessary or advisable to address weaknesses or deficiencies identified as part of the performance evaluation process.

ENVIRONMENTAL, SOCIAL, AND GOVERNANCE PRACTICES

The company aims to conduct its business in ways that are intended to make a positive impact on its employees and the communities where we live and work. The company is invested in environmental stewardship, supporting our communities, and expanding our focus on diversity and inclusion. We describe certain of these initiatives more fully on the “Citizenship” section of our website.

ENVIRONMENTAL STEWARDSHIP

The company is committed to minimizing its environmental footprint through sustainable real estate and energy usage, creating paperless workflows, and measuring our environmental performance data. Our environmental stewardship initiatives include the following priorities:

Real Estate: The company:

•	installed a solar field at the company’s new North Texas data center;

•	benchmarks major company sites using the U.S. Environmental Protection Agency’s ENERGY STAR Program;

•	follows U.S. Green Building Council design and construction guidelines for new company facilities; and

•	uses the Leadership in Energy and Environmental Design (LEED) green building program rating system to guide site selection, materials, and technology strategies.

Waste Reduction: The company is reducing the need for printing while streamlining workflow, sources recycled and environmentally responsible products whenever feasible, and sustainably donates or recycles electronic products and furniture.

Reporting: The company annually discloses its carbon footprint, energy management results and corporate activities that affect carbon emissions to CDP (formerly the Carbon Disclosure Project). Carbon dioxide equivalent per employee has decreased each year since 2011.

SUPPORTING OUR COMMUNITIES

The company is invested in supporting and making a difference in our communities through our time, talents, and financial resources, including the following:

Giving Back: Every employee has eight hours of paid time off annually to volunteer. Schwab Community Ambassadors identify and address community needs. The company also supports non-profit service projects through an annual Schwab Volunteer Week and provides consulting sessions to nonprofits through a Pro Bono Challenge.

Investing in our Communities: Through its Community Reinvestment Act program, the company serves the credit needs of communities in which it operates by offering loans, investments, grants and services to support affordable housing, small business and sustainable job creation, and financial education. Since its inception in 2004, Charles Schwab Bank, SSB has invested, lent, and granted over $2 billion to underserved communities.

DIVERSITY AND INCLUSION

The company is dedicated to building and maintaining a dynamic organization and culture that values and reflects the individual strengths of every employee. We are proud that this commitment to diversity and inclusion has been recognized, including being named by Forbes to its list of America’s Best Employers for Diversity, achieving a 100% rating from the Human Rights Campaign Corporate Equality Index since 2004, and being identified as a Top 50 Employer by both Equal Opportunity magazine and Careers & the disABLED magazine. Workforce diversity data is disclosed on the company’s website at www.aboutschwab.com/diversity-and-inclusion. Diversity initiatives include:

•	a mentoring program for employees from historically underrepresented groups;

•	a corps of volunteers with a focus on providing financial education to teens from historically underserved communities;

•

providing scholarships to and recruiting underrepresented students at public universities, historically Black colleges and universities, Hispanic-serving institutions, and professional organizations; and

•	co-sponsoring a survey with a minority-owned asset management firm to explore similarities and differences between Black and white Americans related to financial priorities.

To foster a culture of support and inclusivity, among other initiatives, we have:

•	established a team dedicated to diversity and inclusion;

•	enrolled over 5,500 employees in a diversity and inclusion workshop since 2018;

•	expanded parental leave benefits and increased family/personal support programs;

•	increased membership of our 150+ chapters of diversity and inclusion networks (Employee Resource Groups), of which approximately 35% of the company’s employees are members; and

•	launched a Workplace Accessibility Center and Week of Belonging.

PROPOSAL ONE:

ELECTION OF DIRECTORS

Nominees for directors this year are:

•	Walter W. Bettinger II

•	Joan T. Dea

•	Christopher V. Dodds

•	Mark A. Goldfarb

•	Bharat B. Masrani

•	Charles A. Ruffel

Each nominee has consented to serve a three-year term and is presently a director of the company. Biographical information about each of the company’s directors and nominees is contained in the following section.

MEMBERS OF THE BOARD OF DIRECTORS

Director since 2015 Age at Annual Meeting: 65 Independent Director Committees Audit

John K. Adams, Jr.

Mr. Adams served as Managing Director in the Financial Institutions Group at UBS Investment Bank, a financial services firm, from 2002 until 2013. Prior to joining UBS, Mr. Adams was with Credit Suisse’s Financial Institutions Group from 1985 until 2002. He has served as a member of the Board of Directors of Charles Schwab Bank, SSB since 2015. He served as a member of the Board of Directors of Navient Corporation from 2014 to 2018. Mr. Adams’ term expires in 2022.

Mr. Adams has significant experience with respect to the financial services industry, investment banking, capital markets and mergers and acquisitions, having served as head of UBS’ North American banks practice and in Credit Suisse’s Financial Institutions Group.

	Career Experience UBS Investment Bank Managing Director (2002-2013) Credit Suisse Financial Institutions Group (1985-2002)	Qualifications Public Company Board Financial Services Banking Asset Management Brokerage/Investment Banking Strategic Planning Finance Regulatory ESG

Director since 2008 Age at Annual Meeting: 60

Walter W. Bettinger II

Mr. Bettinger has served as President and Chief Executive Officer of The Charles Schwab Corporation and a member of the Board of Directors since 2008. He also serves as a member of the Board of Directors of Charles Schwab Bank, SSB and Charles Schwab & Co., Inc., subsidiaries of the company, and as a trustee of The Charles Schwab Family of Funds, Schwab Investments, Schwab Capital Trust, Schwab Annuity Portfolios, Laudus Trust and Schwab Strategic Trust, all registered investment companies and affiliates of the company. Prior to assuming his current role, he served as President and Chief Operating Officer of the company. He also served as Executive Vice President and President – Schwab Investor Services from 2005 until 2007, Executive Vice President and Chief Operating Officer – Individual Investor Enterprise from 2004 until 2005, Executive Vice President and President – Corporate Services from 2002 until 2004, and Executive Vice President and President – Retirement Plan Services from 2000 until 2002. Mr. Bettinger joined the company in 1995 as part of the acquisition of The Hampton Company, which he founded in 1983. Mr. Bettinger is a nominee for election this year.

Mr. Bettinger has significant financial services experience, having served in a senior executive role overseeing sales, service, marketing and operations for over 35 years. As Chief Executive Officer of the company, Mr. Bettinger works closely with the board in evaluating and enhancing the strategic position of the company.

Career Experience

The Charles Schwab Corporation

President and Chief Executive

Officer (2008-present)

President and Chief Operating

Officer (2007-2008)

Multiple Executive Vice President

positions (2000-2007)

Qualifications

Public Company Executive

Financial Services

Banking

Asset Management

Brokerage/Investment Banking

Strategic Planning

Finance

Business Operations

Marketing

Regulatory

Accounting

Risk Management

International Business

ESG

Director since 2020 Age at Annual Meeting: 62 Independent Director Committees Risk

Marianne C. Brown

Ms. Brown is the former Co-Chief Operating Officer of Fidelity National Information Services, Inc. (FIS), a financial services technology company, where she served from 2018 to 2019. She served as Chief Operating Officer, Institutional and Wholesale Business, of FIS from 2015, when it acquired SunGard Financial Systems LLC, a software and IT services provider, to 2018. She served as the Chief Operating Officer of SunGard Financial Systems from 2014 to 2015. Prior to that, Ms. Brown was the Chief Executive Officer and President of Omgeo, LLC, a financial services technology company, from 2006 to 2014. Before joining Omgeo, she was the Chief Executive Officer of the Securities Industry Automation Corporation, a technical services company and subsidiary of the New York Stock Exchange. Ms. Brown began her career at Automatic Data Processing, where she last served as general manager of Brokerage Processing Services, which spun off to become part of Broadridge Financial Services. Ms. Brown has served as a director of Northrop Grumman Corporation, an aerospace and defense technology company, since 2015, VMware, Inc., a software and cloud computing company, since 2019, and Akamai Technologies, Inc., a cybersecurity company, since 2020. Ms. Brown’s term expires in 2023.

Ms. Brown brings financial technology expertise and significant public company board experience to the board, having served as an executive at several financial technology companies and as a director of other public company boards.

Career Experience

Fidelity National Information Services, Inc.

Co-Chief Operating Officer

(2018-2019)

Chief Operating Officer

(2015-2018)

SunGard Financial Systems, LLC

Chief Operating Officer (2014-2015)

Omgeo, LLC

President and Chief Executive

Officer (2006-2014)

Qualifications

Public Company Executive

Public Company Board

Financial Services

Banking

Asset Management

Brokerage/Investment Banking

Strategic Planning

Business Operations

Information Technology/Cybersecurity

Risk Management

International Business

Director since 2017 Age at Annual Meeting: 57 Independent Director Committees Compensation Nominating and Corporate Governance

Joan T. Dea

Ms. Dea is the founder of Beckwith Investments LLC, a private investment and consulting firm, and has served as Managing Director since 2008. She served on the Executive Committee of BMO Financial Group from 2003 to 2008, most recently as Executive Vice President, Strategic Management and Corporate Marketing. She was previously a partner and director at Boston Consulting Group from 1994 to 2003, where she was a leader in the global financial services practice. She has served as a member of the Board of Directors of Charles Schwab Bank, SSB since 2011 and Cineplex Inc. since 2006. She served as a member of the Board of Directors of Performance Sports Group from 2015 to 2017 and Torstar Corporation from 2009 to 2015. Ms. Dea is a nominee for election this year.

Ms. Dea brings public company, leadership, strategy, governance and financial services experience to the board, having served in a variety of executive leadership positions at BMO Financial Group and Boston Consulting Group.

	Career Experience Beckwith Investments LLC Managing Director (2008-present) BMO Financial Group Executive Committee (2003-2008) Boston Consulting Group Partner and Director (1994-2003)	Qualifications Public Company Executive Public Company Board Financial Services Banking Asset Management Brokerage/Investment Banking Strategic Planning Finance Marketing International Business ESG

Director since 2014 Age at Annual Meeting: 61 Independent Director Committees Risk

Christopher V. Dodds

Mr. Dodds has served as the Co-Founder and Managing Member of Crown Oak Advisors LLC, a registered investment advisor, since May 2020. Mr. Dodds has also served as a senior advisor at The Cynosure Group, a private equity firm, since 2018. He served as a senior advisor at The Carlyle Group, a private equity firm, from 2008 to 2018. From 1986 to 2007, Mr. Dodds held several key positions at The Charles Schwab Corporation, including Executive Vice President and Chief Financial Officer. He has served as a member of the Board of Directors of Charles Schwab Bank, SSB since 2007. He served as a member of the Board of Directors of Investment Technology Group, Inc. from 2008 to 2015. Mr. Dodds is a nominee for election this year.

Mr. Dodds brings leadership skills, knowledge of the financial services industry, and financial and accounting experience to the board. He has deep knowledge of the company and its business, having served as its Chief Financial Officer from 1999 until 2007, and as a director of Charles Schwab Bank, SSB since 2007.

Career Experience

Crown Oak Advisors, LLC

Managing Member (2020-present)

The Cynosure Group

Senior Advisor (2018-present)

The Carlyle Group

Senior Advisor (2008-2018)

The Charles Schwab Corporation

Chief Financial Officer (1999-2007)

Qualifications Public Company Executive Public Company Board Financial Services Banking Asset Management Brokerage/Investment Banking Strategic Planning Finance Regulatory Accounting Risk Management

Director since 2012 Age at Annual Meeting: 58 Independent Director Committees Audit Nominating and Corporate Governance

Stephen A. Ellis

Mr. Ellis is a Managing Partner at TPG, a private equity and alternative investment firm, where he co-leads The Rise Fund, the firm’s impact investing platform. Prior to joining TPG in 2015, Mr. Ellis served as Chief Executive Officer of Asurion, LLC, a provider of consumer technology protection services, from 2012 through 2014. Prior to Asurion, Mr. Ellis served as Worldwide Managing Director of Bain & Company, a management consulting firm, from 2005 until 2012, and as Managing Partner for Bain’s West Coast offices from 1999 through 2004. Mr. Ellis joined Bain in 1993. Mr. Ellis served as a member of the Board of Directors of e.l.f. Beauty, Inc. in 2019. Mr. Ellis’ term expires in 2022.

Mr. Ellis brings leadership and management skills, investment expertise and experience in global management consulting to the board, having served as Worldwide Managing Director of Bain & Company, Chief Executive Officer of Asurion, LLC, and as a Managing Partner at TPG.

	Career Experience TPG Managing Partner (2015-present) Asurion, LLC Chief Executive Officer (2012-2014) Bain & Company Worldwide Managing Director (2005-2012)	Qualifications Public Company Board Financial Services Asset Management Strategic Planning Finance Business Operations International Business Academia ESG

Director since 2012 Age at Annual Meeting: 69 Independent Director Committees Audit

Mark A. Goldfarb

Mr. Goldfarb has served as Managing Partner of BDO USA, LLP, an accounting and consulting firm, since January 2015. He was a founder of SS&G, Inc., an accounting and business consulting firm, and served as Managing Partner of SS&G from 1987 until 2012, and as Senior Managing Director of SS&G from 2012 until January 2015, at which time SS&G merged with BDO USA, LLP. Mr. Goldfarb served on the Board of Trustees and as Chairman of the Audit Committee of Schwab Strategic Trust, a registered investment company, from 2009 until 2012, and he currently serves as a member of the Board of Directors of Charles Schwab Bank, SSB. He is also a past president of Cascade Capital Corporation. Mr. Goldfarb is a nominee for election this year.

Mr. Goldfarb brings financial and operational leadership experience to the board, having served as a founder and senior managing director of SS&G and a managing partner with BDO USA, LLP.

	Career Experience BDO USA, LLP Managing Partner (2015-present) SS&G, Inc. Senior Managing Director (2012-2015) Managing Partner (1987-2012)	Qualifications Financial Services Asset Management Brokerage/Investment Banking Strategic Planning Finance Business Operations Marketing Accounting Risk Management

Director since 2015 Age at Annual Meeting: 72 Independent Director Committees Audit

William S. Haraf

Mr. Haraf served as a Special Advisor for Promontory Financial Group, a financial consulting firm, from 2014 to 2019. He was a Managing Director of Promontory Financial Group from 2012 until 2014. From 2008 until 2012, he served as Commissioner of the California Department of Financial Institutions. Mr. Haraf served as a member of the Financial Stability Oversight Council from 2010 until 2012, as managing director of Banc of America Securities from 1999 until 2003 and as Senior Vice President of Strategic Policy Development and Planning at Bank of America from 1994 until 1999. He has served as a member of the Board of Directors of Charles Schwab Bank, SSB since 2015. Mr. Haraf’s term expires in 2023.

Mr. Haraf brings substantial financial services and regulatory experience to the board, having served as Managing Director of Promontory Financial Group, Commissioner of the California Department of Financial Institutions and a member of the Financial Stability Oversight Council.

	Career Experience Promontory Financial Group Special Advisor (2014-2019) Managing Director (2012-2014) California Department of Financial Institutions Commissioner (2008-2012)	Qualifications Public Company Executive Financial Services Banking Brokerage/Investment Banking Strategic Planning Regulatory Accounting Risk Management Government Service Academia

Director since 1996 Age at Annual Meeting: 78 Independent Director Committees Compensation Nominating and Corporate Governance

Frank C. Herringer

Mr. Herringer is the retired Chairman of the Board and Chief Executive Officer of Transamerica Corporation, a financial services company. He served as Chairman of the Board of Transamerica from 1996 until 2015, Chief Executive Officer from 1991 until 1999 and President from 1986 until 1999, when Transamerica was acquired by AEGON N.V. From the date of the acquisition until 2000, Mr. Herringer served on the Executive Board of AEGON N.V. and as Chairman of the Board of AEGON USA, Inc. Mr. Herringer served as a member of the Board of Directors of Transamerica Corporation from 1986 to 2018. Mr. Herringer served as a member of the Boards of Directors of Amgen Inc. from 2004 to 2019, Cardax Pharmaceuticals, Inc. from 2006 to 2015 and Safeway, Inc. from 2008 to 2015. Mr. Herringer’s term expires in 2023.

Mr. Herringer brings public company knowledge and leadership experience to the board, having served as Chief Executive Officer of Transamerica, and his service at Transamerica and AEGON contributes to his knowledge of the financial services industry. Mr. Herringer brings insights to the board from his service on other public company boards.

	Career Experience Transamerica Corporation Chairman of the Board (1996-2015) Chief Executive Officer (1991-1999)	Qualifications Public Company Executive Public Company Board Financial Services Strategic Planning Finance Regulatory Risk Management Government Service ESG

Director since 2020 Age at Annual Meeting: 73 Independent Director Committees Compensation

Brian M. Levitt

Mr. Levitt has served as Board Chair of The Toronto-Dominion Bank (TD Bank), a Canadian chartered bank, since 2011 and has been a director since 2008. He also served as a director of TD Ameritrade Holding Corporation from 2016 to 2020. Mr. Levitt previously served as President and then Chief Executive Officer of Imasco Limited, a Canadian consumer products and services company, from 1991 to 2000, and served in various executive and non-executive leadership positions at the law firm Osler, Hoskin & Harcourt LLP from 2001 to 2015, where he most recently served as Vice Chair. Mr. Levitt has also served as a director of Domtar Corporation, a paper manufacturing company, since 2007, and served as a director of Stelco Holdings, Inc., a primary steel producer, from 2017 to 2019, and Talisman Energy Inc., an oil and gas producer, from 2013 to 2015. Mr. Levitt’s term expires in 2022.

Mr. Levitt is one of the two directors currently designated by TD Bank. He brings significant strategy, governance, financial services and public company board experience to the board.

	Career Experience The Toronto-Dominion Bank Board Chair (2011-present) Osler, Hoskin & Harcourt LLP Partner (2001-2015) Imasco Limited President and Chief Executive Officer (1991-2000)	Qualifications Public Company Executive Public Company Board Banking Brokerage/Investment Banking Strategic Planning Finance Marketing Regulatory International Business ESG

Director since 2020 Age at Annual Meeting: 58 Independent Director Committees Audit

Gerri K. Martin-Flickinger

Ms. Martin-Flickinger is an Executive Vice President and the Chief Technology Officer of Starbucks Corporation, a coffeehouse chain and coffee roasting company. Prior to joining Starbucks in 2015, Ms. Martin-Flickinger served as Senior Vice President and Chief Information Officer of Adobe Inc., a computer software company, from 2006 to 2015, where she led portions of Adobe’s technology transformation to a cloud-based, subscription services business. She has previously served as Chief Information Officer at VeriSign, Inc., Network Associates, Inc., and McAfee Associates, Inc. She began her career at Chevron Corporation, where she held several senior positions. Ms. Martin-Flickinger served as a director of Tableau Software, Inc., a computer software company, from 2018 to 2019, when it was acquired by salesforce.com, inc. Ms. Martin-Flickinger’s term expires in 2023.

Ms. Martin-Flickinger brings consumer retail and customer-digital knowledge and executive leadership experience to the board, having served as Executive Vice President and the Chief Technology Officer of Starbucks. She brings technology company industry insight and cybersecurity experience having served as Chief Information Officer of Adobe, Verisign, Network Associates, and public company board experience with Tableau Software.

	Career Experience Starbucks Corporation Executive Vice President and Chief Technology Officer (2015-present) Adobe Inc. Senior Vice President and Chief Information Officer (2006-2015)	Qualifications Public Company Executive Public Company Board Strategic Planning Finance Information Technology/Cybersecurity Marketing Risk Management International Business

Director since 2020 Age at Annual Meeting: 64 Committees Risk

Bharat B. Masrani

Mr. Masrani has served as Group President and Chief Executive Officer of TD Bank, a Canadian chartered bank, since 2014. He served as Chief Operating Officer of TD Bank from 2013 to 2014. He served as Group Head, U.S. Personal and Commercial Banking, of TD Bank and President and Chief Executive Officer of TD Bank US Holding Company and TD Bank, N.A., subsidiaries of TD Bank, from 2008 until 2013. In 2006, Mr. Masrani became the President of TD Banknorth and, in 2007, President and CEO. From 2003 to 2006, he served as Vice Chair and Chief Risk Officer of TD Bank. Mr. Masrani began his banking career with TD Bank in 1987. From 2013 to 2020, Mr. Masrani served as member of the Board of Directors of TD Ameritrade Holding Corporation. Mr. Masrani has served as a member of the Board of Directors of TD Bank since 2014. He has served as a director of The Clearing House since 2014 and the Bank Policy Institute since 2018. Mr. Masrani is a nominee for election this year.

Mr. Masrani is one of the two directors currently designated by TD Bank. He brings leadership and risk management skills, knowledge of the banking and the financial services industry, and international business experience to the board, having served as Chief Executive Officer of TD Bank.

Career Experience The Toronto-Dominion Bank Group President and Chief Executive Officer (2014-present) Chief Operating Officer (2013-2014) Group Head, U.S. Personal and Commercial Banking (2008-2013)

Qualifications

Public Company Executive

Public Company Board

Financial Services

Banking

Asset Management

Brokerage/Investment Banking

Strategic Planning

Finance

Business Operations

Marketing

Regulatory

Accounting

Risk Management

International Business

ESG

Director since 2020 Age at Annual Meeting: 51 Independent Director Committees Audit

Todd M. Ricketts

Mr. Ricketts served as a director of TD Ameritrade Holding Corporation, a registered broker-dealer and investment advisory firm, from 2011 to 2020. He has managed his personal investment portfolio since 2001. Mr. Ricketts previously served as Corporate Secretary and Director of Business Development for TD Ameritrade. Mr. Ricketts has served as a director of the parent company of the Chicago Cubs, Chicago Baseball Holdings, LLC, since 2009. Mr. Ricketts’ term expires in 2023.

Mr. Ricketts is the director designated by TD Ameritrade. He brings business management and financial experience to the board through his entrepreneurial and financial services industry experience.

	Career Experience Chicago Baseball Holdings, LLC Director (2009-present) TD Ameritrade Holding Corporation Director (2011-2020)	Qualifications Public Company Board Financial Services Brokerage/Investment Banking Finance Business Operations Information Technology/Cybersecurity ESG

Director since 2018 Age at Annual Meeting: 65 Independent Director Committees Risk

Charles A. Ruffel

Mr. Ruffel is the founder and managing partner of Kudu Investment Management, LLC, a private equity firm. He served as Chief Executive Officer and managing partner of Kudu Advisors, LLC, an investment banking company, from 2009 to 2015. He was the founder and Chief Executive Officer of Asset International, Inc., an information provider in the field of asset management, retirement, and bank services, from 1989 to 2010. He served as a trustee of Schwab Strategic Trust from 2009 to 2018 and as a trustee of The Charles Schwab Family of Funds, Schwab Investments, Schwab Capital Trust and Schwab Annuity Portfolios, Laudus Trust and Laudus Institutional Trust from 2015 to 2018. He has served as a member of the Board of Directors of Charles Schwab Bank, SSB since 2018. Mr. Ruffel served as a member of the Board of Directors of Aspire Financial Services, LLC, a financial services and retirement planning company, from 2012 to 2019. Mr. Ruffel is a nominee for election this year.

Mr. Ruffel brings financial and leadership experience to the board, having served as Chief Executive Officer of Kudu Advisors, LLC and Asset International, Inc. He brings insight to the board from his service as a trustee of numerous asset management funds of the company.

Career Experience Kudu Investment Management, LLC Managing Partner (2015-present) Kudu Advisors, LLC Managing Partner (2009-2015) Asset International, Inc. Chief Executive Officer (1998-2010)

Qualifications

Asset Management

Brokerage/Investment Banking

Strategic Planning

Finance

Business Operations

Information Technology/Cybersecurity

Marketing

Regulatory

Risk Management

International Business

ESG

Director since 2009 Age at Annual Meeting: 66 Independent Director Committees Nominating and Corporate Governance Risk

Arun Sarin

Mr. Sarin has served as Chairman of Trepont Acquisition Corp I, a special purpose acquisition company, since 2020. Mr. Sarin served as Chief Executive Officer of Vodafone Group Plc, a mobile telecommunications company, from 2003 until his retirement in 2008. Beginning in 1984, he held a variety of management positions with Pacific Telesis Group, a telecommunications company, and AirTouch Communications, Inc., a wireless telecommunications company, which was spun off from Pacific Telesis Group in 1994. He was appointed President and Chief Operating Officer of AirTouch in 1997. In 1999, Mr. Sarin was appointed Chief Executive Officer of Vodafone’s US/AsiaPacific region. He left Vodafone in 2000 to become Chief Executive Officer of Infospace, Inc., an information technology company. From 2001 until 2003, he served as Chief Executive Officer of Accel-KKR Telecom, a private equity firm. He served as a non-executive director of the Court of the Bank of England from 2005 until 2009. He served as a member of the Board of Directors of Blackhawk Network Holdings, Inc. from 2009 to 2018, Safeway, Inc. from 2009 to 2015, and Cisco Systems, Inc. from 2009 to 2020. Mr. Sarin has served as a member of the Board of Directors of Accenture plc, a consulting and information technology services company, since 2015. He has served as Chairman of the Boards of Cerence Inc., an automotive software company, since 2019, and Trepont Acquisition Corp I, since 2020. Mr. Sarin’s term expires in 2022.

Mr. Sarin brings public company knowledge, information technology/cybersecurity experience, and leadership experience to the board, having served as President and Chief Operating Officer of AirTouch Communications, Inc. and Chief Executive Officer of Vodafone Group Plc. He brings insights to the board from his service on other public company boards.

Career Experience

Trepont Acquisition Corp I

Chairman (2020-Present)

Vodafone Group, Plc

Chief Executive Officer (2003-2008)

Accel-KKR Telecom

Chief Executive Officer (2001-2003)

Infospace, Inc.

Chief Executive Officer (2000-2001)

Qualifications

Public Company Executive

Public Company Board

Strategic Planning

Finance

Business Operations

Information Technology/Cybersecurity

Marketing

Regulatory

Risk Management

International Business

ESG

Director since 1986 Age at Annual Meeting: 83

Charles R. Schwab

Mr. Schwab has been Chairman and a director of The Charles Schwab Corporation since its incorporation in 1986. Mr. Schwab served as Chief Executive Officer of the company from 1986 to 1997 and from 2004 until 2008. He served as Co-Chief Executive Officer of the company from 1998 to 2003. Mr. Schwab was a founder of Charles Schwab & Co., Inc. in 1971 and served as its Chief Executive Officer from 2004 until 2008. Mr. Schwab is Chairman of Charles Schwab Bank, SSB. Mr. Schwab served as Chairman and trustee of The Charles Schwab Family of Funds, Schwab Investments, Schwab Capital Trust, Schwab Annuity Portfolios and Laudus Trust, all registered investment companies, through 2015. He served as a director of Yahoo! Inc. from 2014 to 2016. Mr. Schwab’s term expires in 2022.

Mr. Schwab is the founder of the company, was the Chief Executive Officer of the company, and has been the Chairman since its inception. His vision continues to drive the company’s growth.

Career Experience

The Charles Schwab Corporation

Chairman (1986-present)

Chief Executive Officer (1986-1997;

    2004-2008)

Co-Chief Executive Officer
(1998-2003)

Charles Schwab & Co. Inc.

Chief Executive Officer (2004-2008)

Qualifications

Public Company Executive

Public Company Board

Financial Services

Banking

Asset Management

Brokerage/Investment Banking

Strategic Planning

Finance

Business Operations

Marketing

Regulatory

International Business

ESG

Director since 2002 Age at Annual Meeting: 73 Independent Director Committees Compensation

Paula A. Sneed

Ms. Sneed is Chairman and Chief Executive Officer of Phelps Prescott Group, LLC, a strategy and management consulting firm. She served as Executive Vice President, Global Marketing Resources and Initiatives, of Kraft Foods, Inc., a global food and beverage company, from 2005 until her retirement in 2006; Senior Vice President, Global Marketing Resources and Initiatives from 2004 to 2005; and Group Vice President and President of E-Commerce and Marketing Services for Kraft Foods North America, part of Kraft Foods, Inc., from 2000 until 2004. She joined General Foods Corporation (which later merged with Kraft Foods) in 1977 and held a variety of senior executive positions, including Chief Marketing Officer, Executive Vice President and President eCommerce division, Executive Vice President and President Desserts division, and Senior Vice President and President Food Service division. Ms. Sneed has served as a member of the Board of Directors of Berry Global Group, Inc., a package manufacturing company, since 2018. She served as a member of the Board of Directors of TE Connectivity, Ltd., a manufacturer of engineered electronic components, network solutions, and telecommunications systems, from 2007 to 2020. She served as a member of the Board of Directors of Airgas, Inc. from 1999 to 2016. Ms. Sneed’s term expires in 2022.

Ms. Sneed brings marketing skills and general management and executive leadership experience to the board, having served in a variety of senior executive positions at Kraft Foods, and as Chairman and Chief Executive Officer of Phelps Prescott Group. She brings insights to the board through her service on other public company boards.

Career Experience

Phelps Prescott Group, LLC

Chairman and Chief Executive

Officer (2007-present)

Kraft Foods, Inc.

Executive Vice President

(2005-2006)

Senior Vice President (2004-2005)

Kraft Foods North America

Executive Vice President

(2000-2004)

Qualifications Public Company Executive Public Company Board Strategic Planning Business Operations Marketing ESG

DIRECTOR NOMINATIONS

The Nominating and Corporate Governance Committee recommended all of the nominees for election included in this year’s proxy statement.

The Nominating and Corporate Governance Committee has a policy to consider candidates recommended by stockholders. The policy requires written stockholder recommendations that include the following information: (i) the name, address and contact information of the recommending stockholder; (ii) proof of the stockholder’s share ownership; (iii) a resume or statement of the candidate’s qualifications; and (iv) a statement of the stockholder’s relationship with the proposed candidate or interest in the proposed candidacy. The written recommendation must be addressed to the Assistant Corporate Secretary at the address provided in the “Corporate Governance” section of this proxy statement.

IDENTIFYING AND EVALUATING CANDIDATES FOR DIRECTOR

The Nominating and Corporate Governance Committee reviews the appropriate skills and characteristics required of board members in the context of the current composition of the board, as well as director qualifications as determined by the board. The Nominating and Corporate Governance Committee evaluates capabilities valuable to the company’s business and commensurate with the size, complexity, and risk profile of the company and, as needed, to bring fresh perspective to the board. Candidates considered for nomination to the board may come from several sources, including current and former directors, professional search firms, and stockholder recommendations. Nominees for director are evaluated, in consultation with the company’s Chairman, by the Nominating and Corporate Governance Committee, which may retain the services of a professional search firm to assist it in identifying or evaluating potential candidates.

In connection with the acquisition of TD Ameritrade, the company agreed to add directors to the board, including two directors designated by The Toronto-Dominion Bank (TD Bank) and one director designated by TD Ameritrade. The agreements provided that the designees met the director qualification and eligibility criteria of the Nominating and Corporate Governance Committee and any applicable regulatory requirements or standards for board service, and otherwise were reasonably acceptable to the Nominating and Corporate Governance Committee. Mr. Masrani, who is standing for election at the annual meeting for the first time since his appointment, was designated by TD Bank.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

If you wish to communicate with the board, the Chair of the Nominating and Corporate Governance Committee, or the independent directors as a group, you may send your communication in writing to the Assistant Corporate Secretary at the address provided in the “Corporate Governance” section of this proxy statement. You must include your name and address in the written communication and indicate whether you are a stockholder of the company.

The Assistant Corporate Secretary will compile all communications, summarize lengthy, repetitive or duplicative communications and forward them to the appropriate director or directors. The Assistant Corporate Secretary will not forward non-substantive communications or communications that pertain to personal grievances, but instead will forward them to the appropriate department within the company for resolution. In such cases, the Assistant Corporate Secretary will retain a copy of such communication for review by any director upon his or her request.

DIRECTOR COMPENSATION

Mr. Schwab and Mr. Bettinger, who are employed by the company, receive no additional compensation for their service as directors. In 2020, non-employee directors received the following cash retainers and equity grants:

CASH RETAINERS

Each non-employee director received an annual cash retainer in the amount of $100,000. In addition, the Chairs of the Audit Committee and the Risk Committee each received an annual cash retainer of $40,000, and the other members of the Audit Committee and the Risk Committee each received an annual cash retainer of $15,000. The Chair of the Compensation Committee received an annual cash retainer of $30,000, and the other members of the Compensation Committee each received an annual cash retainer of $10,000. The Chair of the Nominating and Corporate Governance Committee received an annual cash retainer of $25,000, and the other members of the Nominating and Corporate Governance Committee each received an annual cash retainer of $10,000.

There are no fees for attendance at board or committee meetings, but the board retains the discretion to establish special committees and to pay a special retainer to the Chair and the members of any special committee.

EQUITY GRANTS

Each non-employee director received an annual equity grant under the 2013 Stock Incentive Plan with an aggregate value of $185,000. Non-employee directors received this equity grant 40% in stock options and 60% in restricted stock units (RSUs).

TERMS AND CONDITIONS

Non-employee directors receive the annual grants of options and RSUs on the second business day after the annual meeting of stockholders. In the event a new non-employee director is elected to the board during the year, a pro-rata amount of cash retainers and equity awards is granted to that individual for the first calendar year in lieu of the full amount. The non-employee director equity grants are subject to the following terms and conditions:

•

The annual grants of options and RSUs vest over the three-year period following the grant date, with 25% vesting on each of the first and second anniversary of the grant date and the remaining 50% on the third anniversary of the grant date. The options and RSUs become 100% vested in the event of the non-employee director’s death, disability or retirement.

•

For 2020, the number of RSUs for the 2020 annual grant was determined by dividing 60% of the aggregate value of the annual equity grant by the average of the high and low market price of the company’s common stock on the grant date.

•

For 2020, the number of options for the 2020 annual grant of stock options was determined by dividing 40% of the aggregate value of the annual equity grant by the fair value of an option on the grant date.

•	Each stock option is designated as a nonqualified stock option and has an exercise price equal to the fair market value of common stock on the grant date.

•

Each stock option expires on the earliest of (1) the date ten years after the grant date, (2) the date three months after termination of service for any reason other than death, disability or retirement, or (3) the date one year after termination of service because of death or disability.

The board has adopted stock ownership guidelines to promote significant equity ownership by non-employee directors and further align their long-term financial interests with those of stockholders. Under the guidelines, each non-employee director is expected to maintain an investment position in company stock with a fair market value equal to at least $400,000. A new director is expected to reach this target level upon completing five years of service. Once this target level is reached, the director is deemed to meet this target so long as he or she continues to hold an equivalent number of shares as on the date the target level was met. Shares owned outright, deferred shares and RSUs are included in determining ownership levels, but stock options are not.

DIRECTORS’ DEFERRED COMPENSATION PLAN

Non-employee directors also may participate in the Directors’ Deferred Compensation Plan II. This plan allows them to defer receipt of all or a portion of their cash retainers and, at their election, either to:

(1) receive stock options that:

•	have a fair value equal to the amounts deferred (as determined under the valuation method used by the company to value stock options at the time of the deferral),

•	have an option exercise price equal to the closing price of common stock on the date the deferred amount would have been paid, and

•	vest immediately upon grant and generally expire ten years after the grant date,

– or –

(2)	receive RSUs that are funded by an equivalent number of shares of common stock to be held in a “rabbi” trust and distributed to the director when he or she ceases to be a director.

The company does not provide any non-equity incentive plans, defined benefit and actuarial pension plans, or other defined contribution retirement plans for non-employee directors. The company does not offer above-market or preferential earnings under its nonqualified deferred compensation plans for directors. The following table shows compensation paid to each of our non-employee directors during 2020.

2020 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)
	Cash[1] ($)	Deferred into Restricted Stock Units or Options[2,5] ($)	Stock Awards[3,5] ($)	Option Awards[4,5] ($)	Total ($)

John K. Adams, Jr.	190,000	—	111,000	74,000	375,000

Marianne C. Brown	45,285	—	46,250	30,833	122,368

Joan T. Dea	155,000	—	111,000	74,000	340,000

Christopher V. Dodds	190,000	—	111,000	74,000	375,000

Stephen A. Ellis	62,500	62,500	111,000	74,000	310,000

Mark A. Goldfarb	115,000	—	111,000	74,000	300,000

William S. Haraf	165,000	—	111,000	74,000	350,000

Frank C. Herringer	—	135,000	111,000	74,000	320,000

Brian M. Levitt	26,005	—	18,500	12,333	56,838

Gerri K. Martin-Flickinger	45,285	—	46,250	30,833	122,368

Bharat B. Masrani	27,188	—	18,500	12,333	58,021

Stephen T. McLin[6]	17,500	57,500	—	—	75,000

Todd M. Ricketts	26,535	—	18,500	12,333	57,368

Charles A. Ruffel	92,500	57,500	111,000	74,000	335,000

Arun Sarin	125,000	—	111,000	74,000	310,000

Paula A. Sneed	110,000	—	111,000	74,000	295,000

Roger O. Walther[7]	130,000	—	111,000	74,000	315,000

(1)	This column shows cash amounts earned for retainers. For Mr. Adams, Ms. Dea, Mr. Dodds, Mr. Haraf, Mr. McLin, and Mr. Ruffel, the amount in this column includes their cash retainers for service on the Board of Directors of Charles Schwab Bank, SSB.

(2)	This column shows the dollar amount of retainers deferred into RSUs or options under the Directors’ Deferred Compensation Plan II. The corresponding RSUs or options were as follows: 1,688 RSUs for Mr. Ellis, 3,642 RSUs for Mr. Herringer, 5,631 options for Mr. McLin, and 5,570 options for Mr. Ruffel.

(3)	The amounts shown in this column represent the grant date fair value of the RSU award. In 2020, non-employee directors who served the full year received an automatic grant of RSUs with a grant date fair value of $111,000. The awards for Ms. Brown and Ms. Martin-Flickinger were prorated from the time they joined the board on August 1, 2020. The awards for Mr. Levitt, Mr. Masrani, and Mr. Ricketts were prorated from the time they joined the board on October 6, 2020.

(4)	The amounts shown in this column represent the grant date fair value of the stock option award. In 2020, non-employee directors who served the full year received an automatic grant of stock options with a grant date fair value of $74,000. The amounts for Ms. Brown and Ms. Martin-Flickinger represent the grant date fair value of the stock option award, prorated from the time they joined the board on August 1, 2020. The amounts for Mr. Levitt, Mr. Masrani, and Mr. Ricketts represent the grant date fair value of the stock option award, prorated from the time they joined the board on October 6, 2020.

(5)	The following table shows the aggregate number of outstanding stock option and RSU awards held by the non-employee directors as of December 31, 2020. This includes stock options and RSUs acquired under the Directors’ Deferred Compensation Plans.

Name	Stock Option Awards	Restricted Stock Unit Awards

John K. Adams, Jr.	43,244	7,381

Marianne C. Brown	3,106	1,172

Joan T. Dea	21,318	7,381

Christopher V. Dodds	20,378	7,381

Stephen A. Ellis	112,417	15,226

Mark A. Goldfarb	54,468	5,453

William S. Haraf	43,244	7,381

Frank C. Herringer	85,304	138,620

Brian M. Levitt	1,243	469

Gerri K. Martin-Flickinger	3,106	1,172

Bharat B. Masrani	1,243	469

Stephen T. McLin	231,081	33,194

Todd M. Ricketts	1,243	469

Charles A. Ruffel	30,055	6,466

Arun Sarin	68,813	5,453

Paula A. Sneed	54,468	54,025

Roger O. Walther	54,468	30,680

(6)	Mr. McLin retired from the board on May 12, 2020.

(7)	Mr. Walther retired from the board on December 31, 2020.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee is or has been an officer or employee of the company or any of its subsidiaries. There were no Compensation Committee interlocks as defined under SEC rules during 2020.

PROPOSAL TWO:

RATIFICATION OF THE SELECTION OF

INDEPENDENT AUDITORS

The Audit Committee has the sole authority to hire, retain and terminate the independent auditors. The independent auditors report directly to the Audit Committee, and the Audit Committee is directly responsible for oversight of the work of the independent auditors. The Audit Committee oversees fees paid to the independent auditors and pre-approves all audit, internal control-related and permitted non-audit services to be performed by the independent auditors. The Audit Committee evaluates the qualifications, performance and independence of the independent auditors, including the rotation and selection of the lead audit partner and whether it is appropriate to rotate the audit firm itself.

The Audit Committee has selected Deloitte & Touche LLP and the member firms of Deloitte Touche Tohmatsu Limited (collectively referred to as Deloitte) as the company’s independent registered public accounting firm for the 2021 fiscal year. Deloitte has served in this capacity since the company’s inception. The Audit Committee and the Board of Directors believe that the retention of Deloitte for the 2021 fiscal year is in the best interests of the company and its stockholders. Although we are not required to submit the selection of the independent auditors to stockholders, we are asking for your ratification as part of the Audit Committee’s evaluation process of the independent registered public accounting firm for the next fiscal year.

We expect representatives of Deloitte to attend the annual meeting of stockholders, where they will respond to appropriate questions from stockholders and have the opportunity to make a statement.

AUDITOR FEES

Fees for services provided by Deloitte in the last two fiscal years were:

	2020	2019
	(amounts in millions)
Audit Fees[1]	$9.2	$8.1

Audit-Related Fees[2]	4.1	4.1

Tax Fees[3]	0.1	—

All Other Fees[4]	—	—

Total	$13.4	$12.2

(1)	Audit fees are the aggregate fees for professional services billed by Deloitte in connection with their audits of the consolidated annual financial statements and the effectiveness of internal control over financial reporting, and reviews of the consolidated financial statements included in quarterly reports on Form 10-Q.

(2)	Audit-Related fees include assurance and related services, service auditor reports over internal controls, review of SEC filings, merger and acquisition due diligence and related services.

(3)	Tax fees include permitted compliance and advisory services such as tax return review, preparation and compliance, advice on the application of rules or changes to tax laws, and review of tax issues in connection with merger and acquisition activity.

(4)	All other fees represent fees not included in “audit fees,” “audit-related fees,” and “tax fees.”

In addition to the services listed above, Deloitte provides audit and tax return review, preparation and compliance services to certain unconsolidated mutual funds, charitable trusts, and foundations. The fees for such services are included in the expenses of the mutual funds, charitable trusts, and foundations and borne by the stockholders of the funds and foundations. Amounts billed by Deloitte for these services were $3.1 million for 2020 and $0.2 million for 2019. These amounts are not included in the expenses of The Charles Schwab Corporation.

NON-AUDIT SERVICES POLICIES AND PROCEDURES

The Audit Committee has adopted a policy regarding non-audit services performed by Deloitte. The Audit Committee’s policy prohibits engaging Deloitte to perform the following services:

•	any contingent fee arrangement,

•	bookkeeping or other services relating to accounting records or financial statements of the audit client,

•	broker-dealer, investment advisor, or investment banking services,

•	actuarial services,

•	management and human resource functions (including executive search services),

•	legal services or expert services unrelated to the audit,

•	appraisal and valuation services, fairness opinions or contribution-in-kind reports,

•	internal audit outsourcing,

•	financial information systems design and implementation,

•	tax consulting or advice or a tax opinion on an “aggressive” tax position or on a “listed transaction” or a “confidential transaction” as defined by U.S. Department of Treasury regulations, and

•	tax services to employees who have a financial reporting oversight role.

The Audit Committee may approve other non-audit services in advance of their performance as part of its review and approval of Deloitte’s audit service plan. In addition, the Audit Committee has pre-approved three separate categories of non-audit services under the policy subject to an annual aggregate dollar limit for each category. Once the dollar limit in each of these three categories is reached, the Audit Committee will decide whether to establish an additional spending limit for the category or specifically pre-approve each additional service in the category for the remainder of the year. The three categories are:

•

accounting theory consultation (includes services such as guidance on the application of Generally Accepted Accounting Principles (GAAP) to various transactions and guidance on the effects of new accounting pronouncements),

•

assurance and due diligence (includes services such as certain service auditor reports over internal controls, review of SEC filings, consents related to financings that include audited financial statements, merger and acquisition due diligence, audit consultation pertaining to acquisitions or the calculation of gain or loss from dispositions, and employee benefit plan audits), and

•

tax related services (includes tax return review, preparation and compliance, advice on the application of rules or changes to tax laws, and review of tax issues in connection with merger and acquisition activity).

Services not subject to pre-approval limits in one of the three categories above require specific pre-approval from the Audit Committee. Fees related to services requiring specific pre-approval are limited, on an annual basis, to 50% of the combination of audit fees, audit-related fees and tax fees.

The policy permits the Audit Committee to delegate pre-approval authority to one or more members of the Audit Committee, provided that the member or members report to the entire Audit Committee pre-approval actions taken since the last Audit Committee meeting. The policy expressly prohibits delegation of pre-approval authority to management.

AUDIT COMMITTEE REPORT

The Audit Committee has met and held discussions with management and the company’s independent registered public accounting firm. As part of this process, the committee has:

•  reviewed and discussed the audited financial statements with management,

•  discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission, and

•  received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, for filing with the SEC.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

John K. Adams, Jr., Chair

Stephen A. Ellis

Mark A. Goldfarb

William S. Haraf

Gerri K. Martin-Flickinger

Todd M. Ricketts

PROPOSAL THREE:

ADVISORY APPROVAL OF NAMED

EXECUTIVE OFFICER COMPENSATION

This proxy statement contains detailed information in the Compensation Discussion and Analysis and executive compensation tables regarding compensation of the named executive officers. The “named executive officers” are those executive officers who are listed in the Summary Compensation Table. We ask that you provide an advisory vote to approve the following, non-binding resolution on named executive officer compensation:

RESOLVED, that the stockholders of The Charles Schwab Corporation approve the compensation paid to the named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and related footnotes, and narrative disclosures.

The advisory approval of named executive officer compensation is required by federal law, and the company currently conducts annual advisory votes on that compensation. Although the vote is not binding on the Board of Directors or the Compensation Committee, the Compensation Committee intends to consider the vote as part of its evaluation of executive compensation programs.

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

This section describes the company’s executive compensation program, policies and practices and how executive compensation is designed to support the company’s strategic objectives. It also reviews our compensation decisions for the following named executive officers:

Named Executive Officer	Title
Walter W. Bettinger II	President and Chief Executive Officer

Peter B. Crawford	Executive Vice President and Chief Financial Officer

Charles R. Schwab	Chairman

Joseph R. Martinetto	Senior Executive Vice President and Chief Operating Officer

Jonathan M. Craig	Senior Executive Vice President, Investor Services and Marketing

Key Business Results

The company’s strategy is to put clients’ perspectives, needs, and desires at the forefront by seeing business “Through Clients’ Eyes.” Because investing plays a fundamental role in building financial security, the company strives to deliver a better investing experience for its clients – individual investors and the people and institutions who serve them – by disrupting longstanding industry practices on their behalf and providing superior service. In pursuing this strategy, the company:

•	Offers a broad range of products and solutions to meet client needs with a focus on transparency, value, and trust,

•	Combines its scale and resources with ongoing expense discipline to keep costs low and ensure that products and solutions are affordable as well as responsive to client needs, and

•	Seeks to maximize its market valuation and stockholder returns over time.

Effective execution of this strategy in 2020, bolstered by strong client engagement in the midst of a challenging environment, was reflected in key metrics, which include TD Ameritrade from closing of the acquisition on October 6, 2020 (TD Ameritrade Acquisition) forward:

•	Core net new assets of a record $281.9 billion marked the third consecutive year above $200 billion.

•	29.6 million active brokerage accounts and 1.5 million banking accounts at year end, up 140% and 8% respectively, over year-end 2019.

•

Total client assets of $6.69 trillion as of December 31, 2020, up 66% from year-end 2019. Of these assets, approximately half ($3.30 trillion) were receiving some form of ongoing advisory service, up 57%, consisting of $2.83 trillion under the guidance of an independent advisor and $472 billion enrolled in a retail advisory solution.

Success with clients and acquisitions, combined with rising equity markets and ongoing expense discipline, led to strong financial performance in 2020 despite environmental headwinds:

•	Net revenues of $11.7 billion were up 9% over 2019 in the face of significant pressure from substantially lower interest rates.

•	Net income of $3.3 billion was down 11% due to the rate environment and the impact of certain acquisition and integration-related costs and the amortization of acquired intangibles.

•	Pre-tax profit margin was 36.8% on a GAAP basis.

•	Diluted earnings per share (EPS) was $2.12 on a GAAP basis and $2.45 on an adjusted basis*.

•	Return on Common Equity (ROCE) was 9%, while Return on Tangible Common Equity (ROTCE) was 15%*.

*	For reconciliation of non-GAAP financial measures including adjusted diluted EPS and ROTCE, please see “Part II, Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations – Non-GAAP Financial Measures” on pages 60 – 62 of the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020. A thorough discussion of the company’s business, business strategy, and results are contained in its Annual Report on Form 10-K.

Executive Compensation Program

The executive compensation program is intended to support the company’s strategic objectives by:

•	attracting, motivating and retaining talented, highly capable executive officers,

•	rewarding executives for individual performance,

•	linking executive pay with the company’s financial performance, and

•	aligning incentives for executive officers with the interests of the company and its stockholders by linking pay with long-term performance.

The compensation program uses three elements – base salary, annual cash incentives and long-term incentive awards (LTI) – to achieve these objectives. As illustrated by the charts below, the majority of compensation is delivered through variable performance-based incentives: 91% for the Chief Executive Officer and 84% on average for the other named executive officers. This approach maintains a strong link between executive pay and the company’s financial performance, rewards executives only when value has been created for stockholders, and drives long-term performance.

*	Pay mix is based on amounts in the Summary Compensation Table. Annual cash incentive is the amount reported for the Corporate Executive Bonus Plan under Non-Equity Incentive Plan Compensation. Long-term Incentive Awards are amounts reported for Stock Awards and Option Awards.

Key Compensation Decisions

The company’s “Through Clients’ Eyes” strategy is based on the principle that developing trusted relationships will translate into more assets from new and existing clients, ultimately driving more revenue and, along with expense discipline, generating earnings growth and building long-term stockholder value.

The Compensation Committee’s decisions for 2020 aligned with this disciplined focus on financial results. In 2020, the Compensation Committee:

•

Continued to use EPS as the performance criterion for the Corporate Executive Bonus Plan because it measures profitability and focuses executive officers on operating performance and decisions around capital structure.

•	Set the target EPS goal for 100% payout upon achieving the company’s financial plan for 2020 approved by the board.

•	Approved annual cash incentive payouts under the Corporate Executive Bonus Plan of 78.27% of the target set by the Compensation Committee based on the company’s financial performance.

•	Changed the mix of equity incentives to increase PBRSUs to 60% and decrease stock options to 40%, compared to 50% PBRSUs and 50% stock options in the prior year.

•	Awarded PBRSUs with cliff-vesting based on a three-year performance period to ensure continued focus on long-term performance and retention.

•

Selected the performance criteria of ROTCE for the 2020 PBRSUs (with ROTCE calculated using net income available to common stockholders from continuing operations and tangible common stockholders’ equity) because ROTCE reflects the capital position of the company absent the effects of intangible assets and preferred stock.

•

Established the performance goal of ROTCE equaling or exceeding Cost of Equity (COE) for the 2020 PBRSUs, because this measure reflects the creation of financial value for stockholders in all phases of the business cycle and measures the earnings power of the company.

The Compensation Committee continuously reviews and evaluates the company’s compensation program and policies and considers stockholder views regarding executive compensation. For the 2021 program, the Compensation Committee made decisions that maintain the strong relationship between compensation opportunity and the management team’s success in executing on the business strategy. For 2021, the Compensation Committee:

•

Selected adjusted diluted EPS as the performance criterion for the Corporate Executive Bonus Plan and set the target adjusted diluted EPS goal for 100% payout upon achieving the company’s financial plan approved by the board.

•	Awarded PBRSUs with cliff-vesting based on a three-year performance period to ensure continued focus on long-term performance and retention.

•

Selected ROTCE equaling or exceeding COE as the performance goal for the 2021 PBRSUs, (with ROTCE calculated using adjusted net income available to common stockholders and tangible common stockholders’ equity) because this measure reflects the creation of financial value for stockholders in all phases of the business cycle and measures the earnings power of the company.

•	Modified the peer group used as a reference point for assessing the competitiveness of executive and director compensation for periods after 2020.

SUMMARY OF THE EXECUTIVE COMPENSATION PROGRAM

The compensation program uses three key elements: base salary, annual cash incentives and long-term incentives. The table below identifies how each of these elements supports the objectives articulated above.

Element of Compensation
Objective	Base Salary	Annual Cash Incentives	Long-Term Incentives

Attract, Motivate and Retain	✓	✓	✓

Reward Executives for Individual Performance		✓	✓

Link Pay with Company Financial Performance		✓	✓

Align Incentives with Long-term Interests of Stockholders			✓

Performance Metric		EPS measures profitability and reflects the annual impact of operational actions and decisions around capital structure.

PBRSUs: ROTCE compared to COE measures earnings on stockholder equity and long-term profitability and ROTCE reflects the capital position of the company absent the effects of intangible assets and preferred stock.

Stock options: reward share price appreciation by delivering compensation only when the stock price appreciates above the exercise price.

COMPENSATION PLANNING AND THE DECISION-MAKING PROCESS

The Compensation Committee reviews and approves compensation for the Chairman, the Chief Executive Officer, executive officers, and other senior officers, and it reviews and recommends to the Board of Directors compensation for the non-employee directors.

The Compensation Committee evaluates as a committee, or together with the other independent directors and the Chairman, the performance and compensation of the Chief Executive Officer. The Compensation Committee also evaluates the performance and compensation of the Chairman. The Compensation Committee also considers:

•

recommendations from the Chairman and the Chief Executive Officer regarding compensation for the other executive officers and performance criteria for annual and long-term incentives, developed in consultation with the Executive Vice President – Human Resources,

•	recommendations from the Chief Financial Officer regarding performance criteria and goals for annual and long-term incentives,

•

advice from the Executive Vice President – Corporate Risk regarding the design and results of incentive compensation programs to ensure consistency with the company’s financial plan, strategic objectives, and risk profile, and

•	guidance and advice of its independent compensation consultant, Semler Brossy Consulting Group (Semler Brossy).

While the Compensation Committee considers the information provided by management and its independent compensation consultant, it does not delegate authority to management for executive compensation decisions.

Executive officers may not be present when the Compensation Committee deliberates or votes on their compensation.

The Compensation Committee’s review of named executive officer compensation in 2020 included consideration of:

•	the company’s performance, the company’s acquisitions, the economic environment, and market trends,

•	a competitive pay analysis of peer companies with data from proxy statements,

•	each executive’s experience, responsibilities, changes in job scope, individual performance, and pay relative to internal peers, and

•	reports prepared by the independent compensation consultant and the company’s Human Resources Department on each executive’s pay history with:

•	actual total compensation from 2016 to 2019,

•	proposed 2020 total compensation,

•	option exercises, equity vesting amounts, dividend equivalents, 401(k) balances, deferred compensation balances, and other cash compensation (e.g., company match for the 401(k) plan),

•	the value and vesting schedule of outstanding long-term awards, and

•	each component of pay as a percentage of total compensation.

The Compensation Committee does not use a formula or assign a weighting to various factors considered in setting compensation. It does not target a specific percentage mix between cash compensation and long-term incentives or any specific percentage of total compensation for each compensation component.

The Compensation Committee uses a peer group as a source of market data to assess the competitiveness of compensation and pay practices for executive officers and non-employee directors. The data is not used to set compensation targets. Peers were selected considering the following factors:

•	Quantitative: revenue, market capitalization, and number of employees.

•	Qualitative: business model, geographic coverage, and competition for customers and/or employees.

Because the company has few competitors comparable in terms of business model and geographic coverage, the peer group includes a mix of brokerage firms, banking and asset management companies, and companies that provide custody services and process a significant daily volume of consumer financial transactions. The peer group of 24 companies used for compensation for 2020 was:

The Compensation Committee periodically reviews the peer group to ensure that it remains relevant as a market reference tool and modifies it as necessary to reflect changes at the company, among peers or within the industry. The Committee reviewed the peer group and considered companies with similar business, talent, and operational characteristics, as well as the company’s new scale after its acquisition of TD Ameritrade. Based on this review, the Compensation Committee updated the peer group for 2021 by adding The Goldman Sachs Group, Inc. and removing Regions Financial Corporation and Invesco. The Committee also removed acquired companies (TD Ameritrade and E*Trade Financial) and replaced BB&T Corporation and SunTrust Banks, Inc. with Truist Financial Corporation (the entity resulting from their merger). These changes reduce the number of peers in the brokerage and banking sectors.

Compensation Consultant

Under its charter, the Compensation Committee is authorized to retain compensation consultants and to approve the terms of the engagement. In 2020, the Compensation Committee engaged Semler Brossy to review pay trends across the financial services industry and in the peer group, advise directly on Chief Executive Officer, Chairman, and non-employee director compensation, provide competitive assessments of executive compensation, review the company’s long-term incentives as well as the long-term incentives used by companies in the peer group, assist with the review and analysis of the peer group, and provide general advice and counsel with respect to executive compensation programs, market practices, and trends. Semler Brossy was engaged by the Compensation Committee directly and does not provide other services to the company. In 2020, the Compensation Committee reviewed information regarding potential conflicts of interest with Semler Brossy, including: other services it might provide to the company, fees received from the company as a percentage of its total revenue, policies and procedures designed to prevent conflicts of interest, any business and/or personal relationships with members of the Compensation Committee, company stock owned, and any business and/or personal relationships between Semler Brossy consultants and any executive officer of the company.

ELEMENTS OF COMPENSATION

Base salary, annual cash incentives and long-term incentives are the key compensation elements for achieving the company’s objectives. The following adjustments were made to base salary, annual cash incentives and long-term incentives of the named executive officers in 2020:

Executive	Compensation Adjustments
	Base Salary $ Increase	Increase in Bonus Target (% of salary)	LTI $ Increase	Reason for Adjustments

Walter W. Bettinger II	$100,000	—	$500,000	• To reward and recognize accomplishments as CEO

Peter B. Crawford	$75,000	25%	$250,000	• Individual performance • Pay relative to internal peers • Pay relative to external compensation data

Charles R. Schwab	$50,000	—	$200,000	• To reward and recognize accomplishments as Chairman

Joseph R. Martinetto	$28,000	15%	—	• Individual performance • Pay relative to internal peers • Pay relative to external compensation data

Jonathan M. Craig	$50,000	—	$250,000	• Individual performance • Pay relative to internal peers • Pay relative to external compensation data

Base Salary

Base salaries are established at levels intended to attract, motivate and retain highly capable executive officers. As illustrated by the pay mix charts in the Executive Summary above, executive officers receive a small percentage of their overall compensation in base salary. The Compensation Committee approved the following base salaries effective March 1, 2020:

Executive	2020 Base Salary Effective March 1, 2020

Walter W. Bettinger II	$1,400,000

Peter B. Crawford	$ 600,000

Charles R. Schwab	$ 750,000

Joseph R. Martinetto	$ 728,000

Jonathan M. Craig	$ 700,000

Annual Cash Incentives

Annual cash incentive awards for the named executive officers were made pursuant to the Corporate Executive Bonus Plan. In the first quarter of 2020, the Compensation Committee established the performance criterion, set performance goals and approved a target bonus award, expressed as a percentage of salary, for each named executive officer. In January 2021, the Compensation Committee reviewed performance, certified the achievement of performance goals, and determined bonus awards based on the approved target percentage, which is applied to salary earned during the performance period by each named executive officer. The Compensation Committee approved the following annual incentives for 2020:

Executive	2020 Target Cash Incentive (%)	2020 Target Cash Incentive ($)	2020 Actual Cash Incentive ($)

Walter W. Bettinger II	375%	$5,187,500	$4,060,256

Peter B. Crawford	200%	$1,175,000	$ 919,672

Charles R. Schwab	250%	$1,854,167	$1,451,256

Joseph R. Martinetto	225%	$1,627,500	$1,273,844

Jonathan M. Craig	200%	$1,383,333	$1,082,735

EPS was established as the performance criterion for all named executive officers. The Compensation Committee believes EPS provides a comprehensive measure of the company’s profitability and focuses executive officers on operating performance and decisions around capital structure. For purposes of the Corporate Executive Bonus Plan, EPS is calculated as fully diluted EPS calculated in accordance with GAAP, subject to categories of adjustments and exclusions approved by the Compensation Committee at the time the performance criterion was established. EPS goals were summarized in a matrix with potential payouts ranging from 50% to 200% of the target bonus award, with a 100% payout assigned to the EPS goal set by the Compensation Committee based on achieving the company’s financial plan approved by the board. Achieving EPS of less than 50% of the target EPS goal would result in no bonus payment; achieving EPS between 50% and 100% of the target EPS goal would result in a payout of between 50% and 100% of the target bonus award; and achieving EPS of more than the target EPS goal would result in a payout of between 100% and 200% of the target bonus award. The threshold of 50% of target EPS was adopted to establish the minimum level of achievement for a bonus payment, and a cap on bonus payout was set at 200% of the target award. When determining whether the performance goals have been achieved, the Compensation Committee reviews unusual gains and losses and whether results have been achieved in a manner consistent with the company’s risk profile. Based on this review, the Compensation Committee may exercise discretion to reduce payouts.

In 2020, the target EPS goal was set at $2.59; the maximum payment was 200% of the target bonus award for EPS of $5.18 or higher; and the minimum payment was 50% of the target bonus award for EPS of $1.30. The target EPS goal of $2.59 was set to result in a payout of 100% of the target bonus award for performance in line with the company’s financial plans approved by the board. For 2020, the Compensation Committee approved payouts based on EPS of $2.03, which excluded charges related to the acquisition of TD Ameritrade, assets of Wasmer Schroeder & Company, LLC (Wasmer Schroeder), and certain assets of Motif Capital Management, Inc. and revenue related to the acquisition of TD Ameritrade and Wasmer Schroeder. The Compensation Committee determined that the company achieved these results while maintaining a low credit risk profile. The Compensation Committee did not apply negative discretion to reduce the cash incentive award for any individual named executive officer and approved funding at 78.27% of target for each of the named executive officers.

Long-Term Incentives

At its January 2020 meeting, the Compensation Committee approved equity awards with a grant date of March 2, 2020 for the named executive officers pursuant to the 2013 Stock Incentive Plan. Of the total target equity awards granted, 40% was granted in stock options and 60% was granted in PBRSUs to align the incentives of executives with the long-term interests of stockholders.

The Compensation Committee approved the following equity awards for 2020:

Executive	2020 PBRSUs ($)	2020 Stock Options ($)	2020 Total LTI ($)

Walter W. Bettinger II	$6,300,000	$4,200,000	$10,500,000

Peter B. Crawford	$ 900,000	$ 600,000	$ 1,500,000

Charles R. Schwab	$2,340,000	$1,560,000	$ 3,900,000

Joseph R. Martinetto	$1,950,000	$1,300,000	$ 3,250,000

Jonathan M. Craig	$1,440,000	$ 960,000	$ 2,400,000

Stock Options

The Compensation Committee approved stock options to be granted on March 2, 2020 vesting 25% annually over four years. The stock options provide for accelerated vesting due to a change in control, death or disability, or retirement, and the amounts associated with accelerated vesting are included in the Termination and Change in Control Benefits Table. The stock options also provide for accelerated vesting on awards that would otherwise vest during the severance period following termination under the Charles Schwab Severance Pay Plan (Severance Plan) and the value of awards subject to the accelerated vesting is included in the Termination and Change in Control Benefits Table.

Performance-Based Restricted Stock Units

The Compensation Committee approved PBRSUs with cliff-vesting based on the three-year performance period from January 1, 2020 to December 31, 2022. The main features of the 2020 PBRSUs are summarized below.

Feature	Comments

Grant Date	• March 2, 2020

Vesting Schedule	• 100% vesting on the third anniversary of the grant date • All vesting is subject to Compensation Committee certification that the performance goal for the performance period has been met

Performance Period	• January 1, 2020 to December 31, 2022

Dividend Equivalent Payments

•  Dividend equivalent payments equal to the dividends paid on a share of company stock will accumulate and be paid in cash when, and if, the underlying units vest

•  If the performance goals for the units are not met, the dividend equivalent payments are forfeited

Payment

•  The number of shares of company stock payable upon vesting will vary based upon performance

•  200% of the target award is the maximum number of shares of company stock payable for each unit that vests

Performance Criteria	• ROTCE • COE

The Compensation Committee approved a performance goal based on ROTCE and COE with potential payouts ranging from 100% to 200% of the target shares granted. Where ROTCE divided by COE equals at least one and no more than two, 100% of target shares are paid. Where ROTCE divided by COE equals less than one, the target shares are forfeited. Where ROTCE divided by COE equals more than two, the target shares are paid out in a range from 100% to 200% of target. When determining whether the performance goals have been achieved, the Compensation Committee reviews unusual gains and losses and whether results have been achieved in a manner consistent with the company’s risk profile. Based on this review, the Compensation Committee may exercise discretion to reduce payouts.

The Compensation Committee selected the performance criteria of ROTCE for the 2020 PBRSUs because ROTCE reflects the capital position of the company absent the effects of goodwill, acquired intangible assets, the deferred tax liabilities related to goodwill and acquired intangible assets, and preferred stock and established the performance goal of ROTCE equaling or exceeding COE as the performance goal for the 2020 PBRSUs because this measure reflects the creation of financial value for stockholders in all phases of the business cycle and measures the earnings power of the company. The opportunity for a payout up to 200% of the target award incents executives to exceed target performance and directly links the magnitude of the payout to the company’s performance up to a cap of 200%. If the Compensation Committee certifies that the goal has been met for the performance period, then the award for that performance period will vest. If the goal has not been met, then the PBRSUs and associated dividend equivalent payments will be forfeited.

ROTCE is defined as net income available to common stockholders from continuing operations for the calendar year divided by average tangible common stockholders’ equity (defined as the balance of tangible common stockholders’ equity at the beginning of the calendar year plus the balance of tangible common stockholders’ equity at the end of the calendar year divided by two). Tangible common stockholders’ equity equals total stockholders’ equity, calculated in accordance with GAAP, minus the sum of preferred stock, goodwill, acquired intangible assets, and deferred tax liabilities related to goodwill and acquired intangible assets. The calculation of ROTCE is subject to categories of adjustments and exclusions approved by the Compensation Committee at the time the performance criteria were established.

COE is calculated using the Capital Asset Pricing Model, which is a commonly used financial metric that incorporates the risk-free interest rate (the company uses the six-month average of the five-year Treasury rate), the beta of the company’s equity (a measure of the volatility of the company’s common stock relative to the broader equity market), and a market equity risk premium (an estimate of the expected excess return required for holding equities instead of a risk-free asset).

In determining whether the performance goals have been met, the Compensation Committee excludes losses from any unusual or non-recurring items, including, but not limited to charges, or costs associated with reorganizations or restructurings, discontinued operations, goodwill, other intangible assets, long-lived assets (non-cash), real estate strategy (e.g., costs related to lease terminations or facility closure obligations), litigation or the resolution of litigation, or currency or commodity fluctuations, and the effects of changes in applicable laws, regulations or accounting principles, and any other unusual or non-recurring losses.

The PBRSUs provide for accelerated vesting and payment of target awards due to a change in control, death or disability. The PBRSUs also provide for continued vesting following termination under the Severance Plan or retirement, subject to achievement of performance goals established at the time such awards were granted. The values of awards subject to these accelerated vesting and continued vesting provisions are included in the Termination and Change in Control Benefits Table.

Vesting of Performance-Based Restricted Stock Units for the Performance Period Ending December 31, 2020

In January 2018, the Compensation Committee approved the grant of performance-based equity awards with cliff-vesting and a three-year performance period ending December 31, 2020, subject to the Compensation Committee certifying achievement of the applicable performance goals. The Compensation Committee chose ROCE compared to COE as the performance criterion for these equity awards, because it reflects the creation of financial value for stockholders in all phases of the business cycle and measures the earnings power of the company. Shares are earned at target when ROCE divided by COE equals at least one and no more than two. Shares are earned above target when ROCE divided by COE is greater than two. For PBRSUs vesting based on the three-year performance period ending December 31, 2020, the Compensation Committee determined the performance goal was met and approved payouts based on ROCE of 18.1% and COE of 8.0%, exceeding target performance at 226.4% and resulting in a payout above target at 113.2%. The Compensation Committee determined the achievement of the performance goals excluding 2019 charges related to the acquisition of the wealth management business of USAA Investment Management Company and acquisition of TD Ameritrade and 2020 charges for acquisition and integration-related costs, amortization of acquired intangible assets, and the tax impacts of these adjustments in the calculation of net income available to common stockholders, and adjustments for goodwill, acquired intangible assets, and deferred tax liabilities related to goodwill and acquired intangible assets in the calculation of total stockholders’ equity. The share repurchase programs announced in October 2018 and January 2019 were not factored into the Compensation Committee’s determination due to the long-term vesting of the PBRSU awards and the long-term nature of the company’s capital deployment strategy. The share repurchase programs did not have a material impact on the performance results. The Compensation Committee certified the following achievement of performance goals for 2020:

Grant Year	Performance Goal	Performance Period	ROCE	COE	Performance Goal Met	Payout

2018	ROCE greater than or equal to COE	January 1, 2018 to December 31, 2020	18.1%	8.0%	Exceeded	113.2% of Target

Other Compensation

Executive Benefits and Perquisites

The company provides limited executive perquisites. The Compensation Committee previously approved certain benefits for Mr. Bettinger, including a car service for commuting purposes, which he has not used, parking, and use of fractionally-owned aircraft consistent with company policies.

For named executive officers, the company:

•	does not provide financial planning assistance,

•	does not gross up payments to cover executives’ personal tax liability,

•	does not offer executive retirement or medical plans, and

•	does not match contributions to the deferred compensation plan.

Employee Benefit Plans

The company offers no defined benefit plan, special retirement plan for executives, or other nonqualified excess plans to named executive officers. Executive officers may participate in the company’s 401(k) plan and employee stock purchase plan available to all eligible employees subject to Internal Revenue Service limits (except Mr. Schwab, who is excluded from the employee stock purchase plan because he owns more than 5% of the company’s stock), and a deferred compensation plan available to officers and other key employees.

Severance

All employees, including executive officers other than Mr. Schwab, are eligible to receive severance benefits under the Severance Plan, which is described in the narrative following the Termination and Change in Control Benefits Table. Benefits are available under this plan only in the event of termination of employment on account of job elimination. Under the severance program, executive officers are eligible to receive 15 days of base salary for each year of service with a minimum of seven months and a maximum of 12 months of severance pay. Mr. Schwab is entitled to severance benefits pursuant to his employment agreement, as described in the narrative to the Summary Compensation Table.

COMPENSATION POLICIES

Stock Ownership Guidelines

The Board of Directors has adopted stock ownership guidelines to promote significant equity ownership by executives and further align their long-term financial interests with those of other stockholders. Under the guidelines:

•	The Chief Executive Officer is expected to maintain an investment position in company stock equal to at least five times base salary.

•	All other executive officers are expected to maintain an investment position equal to at least three times base salary.

Shares owned directly, shares beneficially owned under company benefit plans, restricted stock, RSUs, and PBRSUs are included in determining ownership levels, but stock options are not. The Compensation Committee monitors compliance with the stock ownership guidelines and may take compensation related action if the target ownership levels are not met within five years. For 2020, all of the named executive officers had stock ownership exceeding the guidelines.

Prohibition on Speculative Trading and Certain Types of Hedging Activity

Speculative trading in the company’s stock, including short term trading, is prohibited. The company’s policies prohibiting speculative trading apply to employees (including officers) and non-employee directors and prohibit certain types of hedging activities, including selling short, buying options to open a position, and selling uncovered options.

Guidelines for Equity Awards

The company has no program, plan or practice to time the grant of stock-based awards relative to the release of material non-public information or other corporate events. All equity grants to directors and executive officers are approved by the Compensation Committee or the independent directors at regularly scheduled meetings or, in limited cases involving key recruits or promotions, by a special meeting or unanimous written consent. The grant date is the meeting date or a fixed, future date specified at the time the Compensation Committee or the independent directors take action. Under the terms of the company’s stock incentive plan, the exercise price of options cannot be less than the closing price of company stock on the grant date.

Recoupment Policies

The company has a recoupment policy to recover incentive awards granted to executive officers in the event of a significant restatement of financial results from material noncompliance with financial reporting requirements due to misconduct.

In addition, in the event of certain securities law violations, the Compensation Committee reserves the right to reduce or cancel equity awards or require executives to disgorge any profit realized from equity awards.

The company also reserves the right to cancel equity awards of employees who are terminated for cause.

Response to Advisory Vote on Say-on-Pay and Stockholder Engagement

The Compensation Committee considers the result of the stockholders’ advisory say-on-pay vote when reviewing and evaluating the executive compensation program throughout the year. The Compensation Committee noted the strong support of the stockholders, who approved the company’s advisory say-on-pay proposal by approximately 93% at the 2020 Annual Meeting of Stockholders, and believes this vote reflects broad support of our compensation program and policies.

The Compensation Committee continues to review and evaluate the company’s compensation program and policies in the context of our business, regulatory requirements, and evolving best practices. As part of this process, members of our investor relations and legal teams meet with stockholders and the Compensation Committee takes into consideration stockholder views regarding executive compensation that the company receives from time to time.

Given the nature of the feedback received through stockholder engagement and the results of our 2020 say-on-pay vote, the Compensation Committee determined that the 2020 executive compensation program should remain generally consistent with the 2019 program. In addition, members of our investor relations and legal teams met with stockholders who provided feedback on a variety of topics, including corporate governance, workforce diversity, and environmental and social matters.

Risk Assessment

The Compensation Committee reviewed a report by the company’s Human Resources and Corporate Risk Management Departments on incentive compensation practices and policies throughout the company and the potential impact on risk-taking by employees. The report reviewed payouts, risk ratings and balancing methods for incentive compensation plans, changes in incentive compensation plans and programs made in 2020, bank product incentives, and enhancements to the incentive compensation risk management program. The annual report identified the following risk-mitigating compensation practices currently in place:

•	A balanced mix of compensation components (i.e., base salary, annual cash incentives, and long-term incentives),

•	a balanced suite of performance metrics with a strong link to stockholder value,

•	payments may be subject to adjustment based on risk management factors,

•	performance goals based on financial plans approved by the board,

•	caps on annual incentive opportunities,

•	a four-year vesting period for stock options with limited opportunities for accelerated vesting,

•	a three-year performance period and cliff-vesting for PBRSUs with limited opportunities for accelerated vesting, and

•	meaningful executive stock ownership guidelines.

The annual report also identified the following risk-mitigating oversight practices currently in place:

•	approval of executive compensation by an independent board committee with advice from an independent compensation consultant,

•	review of plan design and performance results for all executive incentive plans by the corporate risk officer,

•	annual review of incentive plan performance, along with centralized design and administration of all incentive plans,

•	a committee of senior management overseeing the company’s incentive compensation risk manage program and reporting directly to the Compensation Committee,

•	risk management performance assessments for covered employees as defined in the 2010 Guidance on Sound Incentive Compensation Policies, and

•	monitoring of incentive compensation plan results to identify emerging risks and recommend modifications and balancers, as appropriate.

In addition, when reviewing the design of and payments pursuant to incentive compensation programs, the Compensation Committee considers the review by the Executive Vice President – Corporate Risk regarding consistency with the company’s financial plan, strategic objectives, and risk profile.

Internal Revenue Code Section 162(m)

Historically, the company’s compensation plans were structured so that compensation would be performance-based and deductible under Section 162(m) of the Internal Revenue Code, as amended (Section 162(m)), with the Compensation Committee approving compensatory arrangements that were not deductible under Section 162(m) based on business needs. The Tax Cuts and Jobs Act enacted on December 22, 2017 eliminated the performance-based compensation exemption from the Section 162(m) one million dollar deduction limit, with an exception for certain agreements in effect on November 2, 2017 (the 162(m) Grandfather). The company intends to administer outstanding arrangements and plans to the extent compatible with business needs to preserve potential deductions that may be available under the 162(m) Grandfather.

COMPENSATION DECISIONS MADE FOR 2021

2021 Compensation for the Chief Executive Officer

In January 2021, the Compensation Committee approved a $2,850,000 increase in long-term incentives for Mr. Bettinger to recognize his accomplishments as CEO, including the substantial growth in the company through organic performance and strategic acquisitions. The Compensation Committee considered both the scale of the company today — client assets more than doubling over the past five years to their $6.69 trillion level at year-end 2020 and net income more than doubling over that same period — as well as the importance of integration execution over the next several years. The Compensation Committee believes that Mr. Bettinger’s leadership is a key factor in growing the long-term strength of our franchise by focusing on serving clients, operating in a disciplined manner, and building a leadership team for the future. The increase in Mr. Bettinger’s long-term incentive grant reinforces the importance of the successful execution of Schwab’s strategy in the years to come.

2021 Annual Cash Incentives

In January 2021, the Compensation Committee considered performance criteria for 2021 annual cash incentive awards under the Corporate Executive Bonus Plan. The Compensation Committee selected overall corporate performance as measured by adjusted diluted EPS and set the target adjusted diluted EPS goal for 100% payout upon achieving the company’s financial plan approved by the board. Adjusted diluted EPS is defined as the fully diluted EPS for net income available to common stockholders calculated in accordance with GAAP for the applicable performance period, adjusted to remove the after-tax fully diluted per share impact of (A) acquisition-related costs and (B) amortization of acquired intangible assets, as defined by the company’s Use of Non-GAAP Financial Measures Policy and supported by the company’s policy guidance defining acquisition-related costs.

2021 Long-Term Incentives

In January 2021, the Compensation Committee approved long-term equity awards of 40% stock options and 60% PBRSUs under the 2013 Stock Incentive Plan to align the long-term incentives of the executives with the long-term interests of the stockholders. These equity awards were granted on March 1, 2021. The stock options will vest 25% annually over four years. The PBRSUs will have cliff-vesting based on the three-year performance period from January 1, 2021 to December 31, 2023. The main features of the 2021 PBRSUs are summarized below.

Feature	Comments
Grant Date	• March 1, 2021

Vesting Schedule	• 100% vesting on the third anniversary of the grant date • All vesting is subject to Compensation Committee certification that the performance goal for that period has been met

Performance Period	• January 1, 2021 to December 31, 2023

Dividend Equivalent Payments

• Dividend equivalent payments equal to the dividends paid on a share of company stock will accumulate and be paid in cash when, and if, the underlying units vest

• If the performance goals for the units are not met, the dividend equivalent payments are forfeited

Payment

•  The number of shares of company stock payable upon vesting will vary based upon performance

•  200% of the target award is the maximum number of shares of company stock payable for each unit that vests

Performance Criteria	• ROTCE • COE

The Compensation Committee selected the performance measure of ROTCE divided by COE to reflect the capital position of the company absent the effects of goodwill, acquired intangible assets, deferred tax liabilities related to goodwill and acquired intangible assets, and preferred stock. For 2021, ROTCE is defined as adjusted net income available to common stockholders for the calendar year divided by average tangible common stockholders’ equity (defined as the balance of tangible common stockholders’ equity at the beginning of the calendar year plus the balance of tangible common stockholders’ equity at the end of the calendar year divided by two). Adjusted net income available to common stockholders equals net income available to common stockholders calculated in accordance with GAAP for the applicable performance period, adjusted to remove the after-tax impact of (A) acquisition-related costs and (B) amortization of acquired intangible assets. Tangible common stockholders’ equity equals total stockholders’ equity calculated in accordance with GAAP, minus the sum of 1) preferred stock, 2) goodwill, 3) acquired intangible assets and 4) deferred tax liabilities related to goodwill and acquired intangible assets.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and the proxy statement on Schedule 14A.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Paula A. Sneed, Chair

Joan T. Dea

Frank C. Herringer

Brian M. Levitt

2020 CEO PAY RATIO

The following is a reasonable estimate, calculated in accordance with SEC rules, of the ratio of the 2020 annual total compensation of the company’s median employee to the 2020 annual total compensation of Mr. Bettinger, the President and Chief Executive Officer:

•	the annual total compensation of the median employee, calculated in accordance with Summary Compensation Table rules, was $114,098;

•	the annual total compensation of the CEO, as reported in the Summary Compensation Table, was $15,959,193; and

•	the ratio of the annual total compensation of the CEO to the annual total compensation of the median employee was 140 to 1.

In order to identify the company’s median employee in 2020, the company used internal records to determine the employee population as of December 31, 2020, which equaled 21,550 individuals, including full-time, part-time, temporary and seasonal employees. The company changed from using an October 1 determination date to a December 31 determination date to align with the taxable year in connection with the use of taxable Medicare wages as reflected in the Company’s payroll records as reported to the Internal Revenue Service on Forms W-2 Box 5 (Taxable Medicare Wages) as the consistently applied compensation measure. The company changed its methodology for identifying the median employee from annual salary rate plus prior year bonus to Taxable Medicare Wages. The change in methodology provides administrative efficiency as it leverages existing payroll processes and includes more elements of compensation.

As permitted under SEC rules, the company omitted, for purposes of determining the median employee, employees who became employees of the company as a result of our acquisition of TD Ameritrade. Of the 21,550 individuals represented on our compensation and benefits platforms, 21,520 were employed in the United States and 30 outside the United States. The company’s 30 non-U.S. employees, which accounted for less than 5% of the total employee population, were excluded from the analysis. Such employees were located in: Hong Kong (22 employees); Singapore (one employee); and the United Kingdom (seven employees).

The company’s payroll records were used to calculate total Taxable Medicare Wages compensation for each of the 21,520 employees, other than the CEO, TD Ameritrade employees, and non-U.S. employees identified as excluded above. The median employee was identified by consistently applying this compensation measure to all employees included in the analysis.

EXECUTIVE COMPENSATION TABLES

The following tables show compensation information for the named executive officers: Walter W. Bettinger II, President and Chief Executive Officer, Peter B. Crawford, Executive Vice President and Chief Financial Officer, and the next three most highly compensated executive officers as of December 31, 2020.

2020 SUMMARY COMPENSATION TABLE

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)	STOCK AWARDS[1] ($)	OPTION AWARDS[2] ($)	NON-EQUITY INCENTIVE PLAN COMPEN- SATION[3] ($)	ALL OTHER COMPEN- SATION[4] ($)	TOTAL ($)

Walter W. Bettinger II President and Chief Executive Officer	2020 2019 2018	1,383,333 1,300,000 1,275,000	6,300,000 5,000,000 4,500,000	4,200,000 5,000,000 4,500,000	4,060,256 4,785,787 5,335,875	15,604 15,354 16,732	15,959,193 16,101,141 15,627,607

Peter B. Crawford Executive Vice President and Chief Financial Officer	2020 2019 2018	587,500 516,667 470,833	900,000 625,000 500,000	600,000 625,000 500,000	919,672 887,620 788,175	15,080 14,774 15,069	3,022,252 2,669,061 2,274,077

Charles R. Schwab[5] Chairman	2020 2019 2018	741,667 700,000 683,333	2,340,000 1,850,000 1,725,000	1,560,000 1,850,000 1,725,000	1,451,256 1,717,975 1,906,500	14,732 14,482 14,428	6,107,655 6,132,457 6,054,261

Joseph R. Martinetto Senior Executive Vice President and Chief Operating Officer	2020 2019 2018	723,333 700,000 687,500	1,950,000 1,625,000 1,500,000	1,300,000 1,625,000 1,500,000	1,273,844 1,443,099 1,611,225	15,273 15,023 15,485	5,262,450 5,408,122 5,314,210

Jonathan M. Craig Senior Executive Vice President	2020 2019	691,667 633,333	1,440,000 1,075,000	960,000 1,075,000	1,082,735 1,243,486	15,218 14,857	4,189,620 4,041,676

(1)	The amounts shown in this column represent the aggregate grant date fair value of PBRSUs and do not reflect the amounts ultimately realized by the named executive officer. The values shown are as of the grant date, which is the date on which all the significant terms, including any performance criteria, were established, as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. The values represent the aggregate compensation cost expected at the grant date to be recognized over the service period and are not adjusted for the effect of any estimated forfeitures. The maximum value of the 2020 PBRSU grants on the grant date, assuming the performance conditions are met at 200% of the target award, would be: $12,600,000 for Mr. Bettinger; $1,800,000 for Mr. Crawford; $4,680,000 for Mr. Schwab; $3,900,000 for Mr. Martinetto; and $2,880,000 for Mr. Craig.

PBRSUs awarded in 2020, 2019 and 2018 vest only upon satisfaction of the performance conditions of those awards. For the 2020, 2019 and 2018 PBRSUs, the date the Compensation Committee granted the units and the date all significant terms of the award were finalized were the same. The values reflected in the table for the grants are the number of units granted multiplied by the average of the high and low market price of the company’s common stock on the accounting grant date.

For further discussion of the company’s accounting for its equity compensation plans, including key assumptions, see “Part II—Item 8—Financial Statements and Supplementary Data—Notes to Consolidated Financial Statements—Note 2. Summary of Significant Accounting Policies,” and “Note 21. Employee Incentive, Retirement, Deferred Compensation, and Career Achievement Plans” from the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

(2)	The amounts shown in this column represent the aggregate grant date fair value of the stock option awards as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, and not the amount ultimately realized by the named executive officer. For further discussion of the company’s accounting for its equity compensation plans, including key assumptions, see “Part II—Item 8—Financial Statements and Supplementary Data—Notes to Consolidated Financial Statements—Note 2. Summary of Significant Accounting Policies,” and “Note 21. Employee Incentive, Retirement, Deferred Compensation, and Career Achievement Plans” from the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

(3)	The amounts shown in this column include amounts earned under the Corporate Executive Bonus Plan.

(4)	The amounts shown in this column for 2020 include $14,500 for each named executive officer for employer match contributions under the company’s defined contribution plan, the SchwabPlan Retirement Savings and Investment Plan, which is a 401(k) plan available to all eligible employees.

(5)	Mr. Schwab has had an employment contract with the company since 1987. His employment contract is described in the Narrative to Summary Compensation and Grants of Plan-Based Awards Tables.

2020 GRANTS OF PLAN-BASED AWARDS TABLE

NAME	GRANT DATE	DATE OF ACTION IF NOT GRANT DATE[1]	ESTIMATED POSSIBLE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS[2]			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS[3]			ALL OTHER OPTION AWARDS: NUMBER OF SECURITIES UNDERLYING OPTIONS[4] (#)	EXERCISE OR BASE PRICE OF OPTION AWARDS ($/Sh)	GRANT DATE FAIR VALUE OF EQUITY AWARDS ($)[5]
			THRESHOLD ($)	TARGET ($)	MAXIMUM ($)	THRESHOLD (#)	TARGET (#)	MAXIMUM (#)

Walter W. Bettinger II	1/29/2020 3/2/2020 3/2/2020	— 1/29/2020 1/29/2020	2,593,750 — —	5,187,500 — —	10,375,000 — —	— — —	— 154,374 —	— 308,748 —	— — 361,758	— — 41.98	— 6,300,000 4,200,000

Peter B. Crawford	1/29/2020 3/2/2020 3/2/2020	— 1/29/2020 1/29/2020	587,500 — —	1,175,000 — —	2,350,000 — —	— — —	— 22,054 —	— 44,108 —	— — 51,680	— — 41.98	— 900,000 600,000

Charles R. Schwab	1/29/2020 3/2/2020 3/2/2020	— 1/29/2020 1/29/2020	927,083 — —	1,854,167 — —	3,708,333 — —	— — —	— 57,339 —	— 114,678 —	— — 134,367	— — 41.98	— 2,340,000 1,560,000

Joseph R. Martinetto	1/29/2020 3/2/2020 3/2/2020	— 1/29/2020 1/29/2020	813,750 — —	1,627,500 — —	3,255,000 — —	— — —	— 47,783 —	— 95,566 —	— — 111,973	— — 41.98	— 1,950,000 1,300,000

Jonathan M. Craig	1/29/2020 3/2/2020 3/2/2020	— 1/29/2020 1/29/2020	691,666 — —	1,383,333 — —	2,766,666 — —	— — —	— 35,286 —	— 70,572 —	— — 82,688	— — 41.98	— 1,440,000 960,000

(1)	This column shows the date that the Compensation Committee or the independent directors took action with respect to the award if that date is different than the grant date. If the grant date is not the meeting date, it is a fixed, future date specified at the time of the grant.

(2)	These columns show, for the January 29, 2020 grant date for each named executive officer, the range of possible payouts for annual cash incentive awards granted in 2020 under the Corporate Executive Bonus Plan. The actual annual cash incentive awards paid for 2020 performance under this plan are shown in the “non-equity incentive plan compensation” column of the Summary Compensation Table. The “threshold” column shows the bonus payment for achieving 50% of the target EPS goal; achieving less than 50% of the target EPS goal would result in no bonus payment.

(3)	These PBRSU awards were granted under the 2013 Stock Incentive Plan and vest on the third anniversary of the grant date, provided that a target performance goal based on ROTCE divided by COE for the three-year performance period ending December 31, 2022 is met. Shares are forfeited if the performance target is not met or will be paid in a range from 100% to 200% of the target award when performance equals or exceeds target.

(4)	These stock option awards were granted under the 2013 Stock Incentive Plan, vest in four equal annual installments beginning on the first anniversary of the grant date and expire on the tenth anniversary of the grant date.

(5)	Represents the grant date fair value of each equity award as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. For the option awards approved on January 29, 2020 with a grant date of March 2, 2020, the grant date fair value was determined by multiplying the number of shares granted by the fair value of the option as determined by an options pricing model. The fair value of the option determined by the pricing model on March 2, 2020 was $11.61. For PBRSU awards, the grant date fair value was determined by multiplying the number of units granted by the average of the high and low market price of the company’s common stock on the grant date of March 2, 2020, which was $40.81.

NARRATIVE TO SUMMARY COMPENSATION AND GRANTS OF PLAN-BASED AWARDS TABLES

Base Salaries

In 2020, the Compensation Committee increased the base salary for Mr. Bettinger by $100,000 (8%), for Mr. Crawford by $75,000 (14%), for Mr. Schwab by $50,000 (7%), for Mr. Martinetto by $28,000 (4%), and for Mr. Craig by $50,000 (8%).

Annual Cash Incentives

In 2020, the Compensation Committee increased Mr. Crawford’s annual cash incentive target from 175% to 200% of base salary and increased Mr. Martinetto’s annual cash incentive from 210% to 225% of base salary. The Compensation Committee made no other adjustments to annual cash incentive targets for the named executive officers in 2020.

Long-Term Incentives

In 2020, the Compensation Committee increased the annual long-term incentive awards for Mr. Bettinger by $500,000, for Mr. Crawford by $250,000, for Mr. Schwab by $200,000, and for Mr. Craig by $250,000. The Compensation Committee made no other adjustments to long-term incentives for the named executive officers in 2020.

Defined Benefits and Deferred Compensation

The company does not offer defined benefit and actuarial pension plans, special retirement plans or other nonqualified excess plans for executives. The company does not offer above-market or preferential earnings under nonqualified deferred compensation plans or defined contribution plans.

Employment Agreement for Mr. Schwab

The company and Mr. Schwab entered into an amended employment agreement, effective March 31, 2003, and stockholders approved the annual bonus provision contained in the employment agreement. The amended agreement has an initial term of five years, and provides that as of each March 31, the term of the employment agreement is automatically extended by an additional year, under the same terms and conditions, unless beforehand either party provides notice to the other of an intention not to extend it. To address potential penalty taxes on deferred compensation pursuant to Section 409A of the Internal Revenue Code and associated regulations, the Board of Directors and Mr. Schwab agreed to amendments to his employment agreement in 2008 to specify the timing of payments, establish definitions of triggering events that are consistent with the Internal Revenue Service’s guidance under Section 409A, and delay certain payments until six months after Mr. Schwab terminates employment, as required by Section 409A for certain employees. The amendments do not impact the amount of the payments.

The amended employment agreement provides for an annual base salary of $900,000, subject to annual review by the board, and provides that Mr. Schwab will be entitled to participate in all compensation and fringe benefit programs made available to other executive officers, including stock-based incentive plans. Mr. Schwab’s bonus is determined under the Corporate Executive Bonus Plan, as described in the Compensation Discussion and Analysis.

The employment agreement also provides that certain compensation and benefits will be paid or provided to Mr. Schwab (or his immediate family or estate) if his employment is terminated involuntarily, except for cause. “Cause” is defined as the commission of a felony, or willful and gross negligence, or misconduct that results in material harm to the company. “Involuntary termination” includes a material change in Mr. Schwab’s capacities or duties at the company.

If an involuntary termination is not due to death, disability or cause:

•

Mr. Schwab will be entitled to receive for a period of 36 months all compensation to which he would have been entitled had he not been terminated, including his then current base salary and participation in all bonus, incentive, and other compensation and benefits for which he was or would have been eligible (but excluding additional grants under stock incentive plans), and

•	all his outstanding unvested shares and options under stock incentive plans will vest fully on the termination date.

If an involuntary termination is due to disability, Mr. Schwab will be entitled to receive:

•	his base salary and benefits, less any payments under the long-term disability plan, for a period of 36 months from the termination date, and

•	a prorated portion of any bonus or incentive payments for the year in which the disability occurs.

If an involuntary termination is due to death, a lump-sum payment will be made to Mr. Schwab’s estate equal to five times his then base salary.

If Mr. Schwab voluntarily resigns his employment within 24 months of a change in control of the company, he will be entitled to receive his base salary up to the date of resignation, plus a prorated portion of any bonus or incentive payments payable for the year in which the resignation occurs. In addition, Mr. Schwab has the right (but not the obligation) to enter into a consulting arrangement with the company if he voluntarily resigns his employment upon 6 months’ written notice to the company, or within 24 months of a change in control of the company if he voluntarily resigns or his employment is involuntarily terminated. Under that arrangement, Mr. Schwab would provide certain consulting services to the company for a period of five years for an annual payment equal to $1 million or 75% of his then base salary, whichever is less.

For estimated termination and change in control payments and benefits to Mr. Schwab, please refer to the Termination and Change in Control Benefits Table.

The employment agreement prohibits Mr. Schwab from becoming associated with any business competing with the company during the term of the agreement and for a period of five years following a voluntary resignation of employment. (However, that restriction does not apply if Mr. Schwab resigns his employment within 24 months of a change in control of the company.)

License Agreement for Mr. Schwab

The company and Charles Schwab & Co., Inc. also are parties to an assignment and license agreement with Mr. Schwab that was approved in July 1987 by the company’s non-employee directors. Under the agreement, Mr. Schwab has assigned to the company all service mark, trademark, and trade name rights to Mr. Schwab’s name (and variations on the name) and likeness. However, Mr. Schwab has the perpetual, exclusive, irrevocable right to use his name and likeness for any activity other than the financial services business, so long as Mr. Schwab’s use of his name does not cause confusion about whether the company is involved with goods or services actually created, endorsed, marketed, or sold by Mr. Schwab or by third parties unrelated to the company. The assignment and license agreement defines the “financial services business” as the business in which Charles Schwab & Co., Inc. is currently engaged and any additional and related business in which that firm or the company is permitted to engage under rules and regulations of applicable regulatory agencies.

Beginning immediately after any termination of his employment, Mr. Schwab will be entitled to use his likeness in the financial services business for some purposes (specifically, the sale, distribution, broadcast and promotion of books, videotapes, lectures, radio and television programs, and also any financial planning services that do not directly compete with any business in which the company or its subsidiaries are then engaged or plan to enter within three months). Beginning two years after any termination of his employment, Mr. Schwab may use his likeness for all other purposes, including in the financial services business, as long as that use does not cause confusion as described above.

No cash consideration is to be paid to Mr. Schwab for the name assignment while he is employed by the company or, after his employment terminates, while he is receiving compensation under an employment agreement with the company. Beginning when all such compensation ceases, and continuing for a period of 15 years, Mr. Schwab or his estate will receive three-tenths of one percent (0.3%) of the aggregate net revenues of the company (on a consolidated basis) and those of its unconsolidated assignees and licensees that use the name or likeness. These payments may not, however, exceed $2 million per year, adjusted up or down to reflect changes from the cost of living prevailing in the San Francisco Bay Area in May 1987, and they will terminate if the company and its subsidiaries cease using Mr. Schwab’s name and likeness. For estimated payments to Mr. Schwab under his license agreement, please refer to the Termination and Change in Control Benefits Table below.

The license agreement permits the company to continue using Mr. Schwab’s name and likeness even after he is no longer affiliated with the company and, under most circumstances, limits Mr. Schwab’s separate use of his name and likeness in the financial services business. However, the company’s ability to assign the license agreement, or to permit others to use Mr. Schwab’s name and likeness, is limited during Mr. Schwab’s lifetime. Thus, without Mr. Schwab’s consent, the company may not transfer the license, or any of the company’s rights under the license, to a third party, including by means of mergers or reorganizations in which the stockholders who held shares prior to the transaction do not retain the ability to elect the majority of the board immediately following such transaction (among other circumstances).

2020 TERMINATION AND CHANGE IN CONTROL BENEFITS TABLE

NAME	EVENT[1]	SALARY AND BONUS ($)		EARLY VESTING OF STOCK OPTIONS[2] ($)		EARLY OR CONTINUED VESTING OF RESTRICTED STOCK UNITS[2] ($)	OTHER ($)	TOTAL ($)

Walter W. Bettinger II	Termination under Severance Plan	1,654,878	[3]	6,852,174	[4]	19,005,717[4]	25,399[5]	27,538,169
	Change in control	—		6,852,174	[6]	19,005,717[6]	—	25,857,892
	Death or disability	—		6,852,174	[6]	19,005,717[6]	—	25,857,892
	Retirement or voluntary resignation	—		6,852,174	[4]	19,005,717[4]	—	25,857,892

Peter B. Crawford	Termination under Severance Plan	709,228	[3]	568,648	[7]	1,323,083[7]	25,399[5]	2,626,357
	Change in control	—		933,329	[6]	2,492,827[6]	—	3,426,156
	Death or disability	—		933,329	[6]	2,492,827[6]	—	3,426,156

Charles R. Schwab	Termination without cause	6,603,768	[8]	2,557,796	[9]	7,112,505[4]	78,134,437[10]	94,408,506
	Change in control	—		2,557,796	[6]	7,112,505[6]	—	9,670,301
	Death	3,750,000	[11]	2,557,796	[6]	7,112,505[6]	77,104,605[12]	90,524,906
	Disability	2,250,000	[13]	2,557,796	[6]	7,112,505[6]	77,104,605[12]	89,024,906
	Resignation following a change in control	2,812,500	[14]	2,557,796	[6]	7,112,505[6]	77,104,605[12]	89,587,406
	Retirement or voluntary resignation	2,812,500	[14]	2,557,796	[4]	7,112,505[4]	77,104,605[12]	89,587,406

Joseph R. Martinetto	Termination under Severance Plan	860,533	[3]	2,113,562	[4]	6,106,124[4]	25,747[5]	9,105,967
	Change in control	—		2,113,562	[6]	6,106,124[6]	—	8,219,686
	Death or disability	—		2,113,562	[6]	6,106,124[6]	—	8,219,686
	Retirement or voluntary resignation	—		2,113,562	[4]	6,106,124[4]	—	8,219,686

Jonathan M. Craig	Termination under Severance Plan	827,439	[3]	852,963	[7]	2,169,813[7]	2,669[5]	3,852,885
	Change in control	—		1,454,540	[6]	4,041,383[6]	—	5,495,923
	Death or disability	—		1,454,540	[6]	4,041,383[6]	—	5,495,923

(1)	This table shows the amount of benefits due to termination or change in control to be paid to the named executive officers pursuant to existing agreements (assuming the event triggering the termination or change in control took place as of December 31, 2020).

The benefits payable to Mr. Schwab are based on the terms of his employment, license, and equity incentive award agreements. The events triggering payments are described more fully in the description of his employment and license agreements contained in the Narrative to Summary Compensation and Grants of Plan-Based Awards Tables.

Except for Mr. Schwab, all other named executive officers are eligible for benefits in the event of job elimination under the Severance Plan, and these benefits are included in amounts shown for “termination under Severance Plan.”

Stock option and RSU agreements contain provisions for accelerated vesting due to a change in control, death or disability, or retirement, and these accelerated amounts are included in amounts shown for “change in control,” “death or disability,” and “retirement or voluntary resignation.” As of December 31, 2020, Mr. Bettinger, Mr. Martinetto, and Mr. Schwab met the eligibility criteria for retirement under certain existing equity award agreements.

PBRSU award agreements contain provisions for accelerated vesting and payment of target awards due to a change in control, death or disability. These accelerated amounts are included in the amounts shown for “change in control” or “death or disability.” PBRSU award agreements contain provisions for continued vesting following either termination under the Severance Plan or retirement, subject to achievement of performance goals established at the time such awards were granted. The value of awards subject to these continued vesting and performance achievement provisions is included in amounts shown for “termination under Severance Plan” and “retirement or voluntary resignation” as applicable.

(2)	For stock options, the amounts are based on the spread between the exercise price and the closing price of a share of company common stock on December 31, 2020 ($53.04), multiplied by the number of shares subject to accelerated vesting. For RSUs, the amounts are based on the closing price of a share of company common stock on December 31, 2020 ($53.04), multiplied by the number of shares subject to accelerated vesting. For the 2018 PBRSUs with the performance period ending December 31, 2020, the amount is based on $53.04 multiplied by the number of shares granted at 113.2% of the target based on the achievement of performance goals. For the 2019 and 2020 PBRSUs, the amounts are based on $53.04 multiplied by the target number of shares that would vest, to the extent not already forfeited, under accelerated vesting provisions (in the case of death, disability, or change in control), or the number of shares that will continue to vest, to the extent not already forfeited, under continued vesting provisions (in the case of retirement or severance under the Severance Plan) subject to achievement of performance goals established at the time such awards were granted.

(3)	Includes a base salary payable under the Severance Plan for the severance period and a 60-day notice period. Under the terms of the Severance Plan, an executive officer is eligible to receive a lump-sum severance benefit equal to base salary (at December 31, 2020 rate) for a specified period (a minimum of seven months and a maximum of 12 months) based upon years of service. In addition, the Severance Plan provides for base salary during the 60-day notice period. To receive the lump-sum severance benefit, an employee must execute a severance agreement that provides the company and its affiliates with a general release and waiver of claims.

(4)	Under equity award agreements, if the employee meets the eligibility criteria for retirement at the time of termination, stock options and RSUs vest and PBRSUs continue to vest based on the achievement of the related performance goals.

(5)	Under the Severance Plan, amounts represent a lump-sum payment to cover part of the cost of COBRA premiums based on group health plan COBRA rates for the severance period.

(6)	Under equity award agreements, these awards fully vest in the event of a change in control of the company, death, or disability.

(7)	Under the Severance Plan, amounts result from vesting of outstanding long-term awards that would have vested during the 60-day notice period, accelerated vesting of outstanding stock options and RSU awards that would have vested during the severance period after termination, and continued vesting of PBRSU awards that may vest during the severance period after termination.

(8)	Under Mr. Schwab’s employment agreement, includes 36 months of salary (at December 31, 2020 rate of $750,000) and bonus (at 2020 cash incentive of $1,451,256 under the Corporate Executive Bonus Plan), to be paid in 36 monthly installments.

(9)	Under Mr. Schwab’s employment agreement, unvested stock options fully vest upon an involuntary separation from service other than for cause.

(10)	Under Mr. Schwab’s employment and license agreements, includes annual installments of $5,140,307 (which represents $2 million adjusted to the consumer price index from 1987 as specified in his license agreement) for 15 years and an estimated cost of office space and secretarial support for 36 months of $1,029,832.

(11)	Under Mr. Schwab’s employment agreement, represents a lump-sum death benefit payable to Mr. Schwab’s estate in an amount equal to five times annual salary (at December 31, 2020 rate of $750,000).

(12)	Under Mr. Schwab’s license agreement, represents annual installments of $5,140,307 for 15 years payable to Mr. Schwab or his estate.

(13)	Under Mr. Schwab’s employment agreement, represents 36 months of annual salary (at December 31, 2020 rate of $750,000), to be paid in monthly installments. A prorated bonus is not included, as it is already included in the 2020 Summary Compensation Table and is not an additional expense to the company.

(14)	Under Mr. Schwab’s employment agreement, represents 60 monthly installments of $43,750 in the event that Mr. Schwab elects to provide consulting services following a voluntary resignation, or resignation or termination after a change in control. A prorated bonus is not included, as it is already included in the 2020 Summary Compensation Table and is not an additional expense to the company.

Charles Schwab Severance Pay Plan

Employees other than Mr. Schwab are eligible for benefits under the Severance Plan in the event of job elimination, as defined in the Severance Plan.

Under the Severance Plan, an executive officer is eligible to receive a lump-sum severance pay benefit of base salary equal to 15 business days multiplied by his or her full years of service, with a minimum of seven months and maximum of 12 months of the base salary that would have been payable to the executive officer. Prorated benefits will be provided for partial years of service. The lump-sum amount is in addition to base salary for the 60-day notice period.

An executive officer who becomes entitled to severance benefits under the Severance Plan is also eligible to receive a lump-sum payment to cover a portion of the cost of group health plan coverage. The amount of the payment is based upon the period of time for which he or she is eligible to receive severance pay and current COBRA rates for group health plan coverage. In addition, the portion of the executive officer’s long-term awards, except PBRSUs or similar performance-based awards, which would have vested had the officer remained employed during the severance period, will vest following his or her termination date. Executive officers are treated as employees during their severance period for purposes of determining their vesting in PBRSUs to the extent performance goals are met or exceeded for the period.

OUTSTANDING EQUITY AWARDS AS OF DECEMBER 31, 2020

	OPTION AWARDS					STOCK AWARDS
NAME	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE		OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS of STOCK THAT HAVE NOT VESTED (#)		MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED[1] ($)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED[1] ($)

Walter W. Bettinger II	36,501 33,770 451,264 464,629 243,693 142,948 101,296	81,231 142,948 303,891 361,758	[2] [3] [4] [5]	27.45 28.44 30.17 26.39 42.99 52.05 46.81 41.98	8/1/2024 11/3/2024 3/2/2025 3/1/2026 3/1/2027 3/1/2028 3/1/2029 3/2/2030	97,047[8]		5,147,373	261,281[9,10]	13,858,344

Peter B. Crawford	27,500 17,292 14,963 22,910 29,977 21,502 8,393 15,883 12,662	7,168 2,798 15,884 37,987 51,680	[2] [6] [3] [4] [5]	13.64 23.12 28.44 34.70 26.39 42.99 39.70 52.05 46.81 41.98	11/1/2022 11/1/2023 11/3/2024 8/3/2025 3/1/2026 3/1/2027 6/1/2027 3/1/2028 3/1/2029 3/2/2030	11,581[8]	,11	614,256	35,418[9,10]	1,878,571

Charles R. Schwab	126,812 147,992 165,877 123,967 156,658 150,000 121,066 77,640 72,047 71,226 67,386 62,345 180,506 179,857 94,610 54,797 37,479	31,537 54,797 112,440 134,367	[2] [3] [4] [5]	18.66 15.05 11.75 13.91 12.45 13.64 16.40 22.67 23.12 25.86 27.45 28.44 30.17 26.39 42.99 52.05 46.81 41.98	3/1/2021 8/1/2021 11/1/2021 3/1/2022 8/1/2022 11/1/2022 3/1/2023 8/1/2023 11/1/2023 3/3/2024 8/1/2024 11/3/2024 3/2/2025 3/1/2026 3/1/2027 3/1/2028 3/1/2029 3/2/2030	37,702[8]		1,973,194	96,895[9,10]	5,139,311

	OPTION AWARDS					STOCK AWARDS
NAME	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE		OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS of STOCK THAT HAVE NOT VESTED (#)		MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED[1] ($)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED[1] ($)

Joseph R. Martinetto	38,820 36,024 35,613 33,693 31,173 105,295 30,121 119,905 57,339 35,737 12,303 32,921	19,114 35,737 12,304 98,765 111,973	[2] [3] [7] [4] [5]	22.67 23.12 25.86 27.45 28.44 30.17 31.44 26.39 42.99 52.05 50.41 46.81 41.98	8/1/2023 11/1/2023 3/3/2024 8/1/2024 11/3/2024 3/2/2025 6/1/2025 3/1/2026 3/1/2027 3/1/2028 4/2/2028 3/1/2029 3/2/2030	32,595[8]	,12	1,728,839	82,528[9,10]	4,377,285

Jonathan M. Craig	3,814 10,508 17,807 16,847 15,587 51,144 59,953 28,670 19,854 6,562 21,779	9,557 19,854 6,562 65,337 82,688	[2] [3] [7] [4] [5]	22.67 23.12 25.86 27.45 28.44 30.17 26.39 42.99 52.05 50.41 46.81 41.98	8/1/2023 11/1/2023 3/3/2024 8/1/2024 11/3/2024 3/2/2025 3/1/2026 3/1/2027 3/1/2028 4/2/2028 3/1/2029 3/2/2030	17,924[8]	,12	950,689	58,271[9,10]	3,090,694

(1)	Represents the market value of unvested RSUs or PBRSUs held as of December 31, 2020 based on the closing price of a share of common stock of $53.04 on December 31, 2020.

(2)	These non-qualified stock options were approved on January 26, 2017 under the 2013 Stock Incentive Plan with a grant date of March 1, 2017 and vest in four equal annual installments beginning on the first anniversary of the grant date.

(3)	These non-qualified stock options were approved on January 25, 2018 under the 2013 Stock Incentive Plan with a grant date of March 1, 2018 and vest in four equal annual installments beginning on the first anniversary of the grant date.

(4)	These non-qualified stock options were approved on January 30, 2019 under the 2013 Stock Incentive Plan with a grant date of March 1, 2019 and vest in four equal annual installments beginning on the first anniversary of the grant date.

(5)	These non-qualified stock options were approved on January 29, 2020 under the 2013 Stock Incentive Plan with a grant date of March 2, 2020 and vest in four equal annual installments beginning on the first anniversary of the grant date.

(6)	These non-qualified stock options were approved on April 20, 2017 under the 2013 Stock Incentive Plan with a grant date of June 1, 2017 and vest in four equal annual installments beginning on the first anniversary of the grant date.

(7)	These non-qualified stock options were approved on March 27, 2018 under the 2013 Stock Incentive Plan with a grant date of April 2, 2018 and vest in four equal annual installments beginning on the first anniversary of the grant date.

(8)	Includes PBRSU awards that were approved on January 25, 2018 under the 2013 Stock Incentive Plan with a grant date of March 1, 2018 and vest 100% on the third anniversary of the grant date, provided a performance goal based on ROCE divided by COE for the three-year performance period preceding the vesting date is met. Shares are forfeited if the performance target is not met or paid in a range from 100% to 200% of the target award when performance equals or exceeds target. The shares underlying the PBRSU awards granted on March 1, 2018 were paid based on an achievement of performance goals of 113.2% as follows:

NAME	VESTING DATE	NUMBER OF UNITS

Walter W. Bettinger II	3/1/2021	97,047

Peter B. Crawford	3/1/2021	10,783

Charles R. Schwab	3/1/2021	37,202

Joseph R. Martinetto	3/1/2021	24,262

Jonathan M. Craig	3/1/2021	13,479

(9)	Includes PBRSU awards that were approved on January 30, 2019 under the 2013 Stock Incentive Plan with a grant date of March 1, 2019 and vest 100% on the third anniversary of the grant date, provided a performance goal based on ROCE divided by COE for the three-year performance period preceding the vesting date is met. Shares are forfeited if the performance target is not met or paid in a range from 100% to 200% of the target award when performance equals or exceeds target. Based on a target of 100%, future vesting for the PBRSUs is as follows:

NAME	VESTING DATE	NUMBER OF UNITS

Walter W. Bettinger II	3/1/2022	106,907

Peter B. Crawford	3/1/2022	13,364

Charles R. Schwab	3/1/2022	39,556

Joseph R. Martinetto	3/1/2022	34,745

Jonathan M. Craig	3/1/2022	22,985

(10)

Includes PBRSU awards that were approved on January 29, 2020 under the 2013 Stock Incentive Plan with a grant date of March 2, 2020 and vest 100% on the third anniversary of the grant date, provided a performance goal based on ROTCE divided by COE for the three-year performance period preceding the vesting date is met.

Shares are forfeited if the performance target is not met or paid in a range from 100% to 200% of the target award when performance equals or exceeds target. Based on a target of 100%, future vesting for the PBRSUs is as follows:

NAME	VESTING DATE	NUMBER OF UNITS

Walter W. Bettinger II	3/2/2023	154,374

Peter B. Crawford	3/2/2023	22,054

Charles R. Schwab	3/2/2023	57,339

Joseph R. Martinetto	3/2/2023	47,783

Jonathan M. Craig	3/2/2023	35,286

(11)	Includes time-based RSUs that were approved on April 20, 2017 under the 2013 Stock Incentive Plan with a grant date of June 1, 2017 and vest in four equal annual installments beginning on the first anniversary of the grant date. Vesting for these RSUs is as follows:

NAME	VESTING DATE	NUMBER OF UNITS

Peter B. Crawford	6/1/2021	798

(12)	Includes PBRSU awards that were approved on March 27, 2018 under the 2013 Stock Incentive Plan with a grant date of April 2, 2018 and vest 100% on the third anniversary of the grant date, provided a performance goal based on ROCE divided by COE for the three-year performance period preceding the vesting date is met. Shares are forfeited if the performance target is not met or paid in a range from 100% to 200% of the target award when performance equals or exceeds target. The shares underlying the PBRSU awards granted on April 2, 2018 were paid based on an achievement of performance goals of 113.2% as follows:

NAME	VESTING DATE	NUMBER OF UNITS

Joseph R. Martinetto	4/2/2021	8,333

Jonathan M. Craig	4/2/2021	4,445

2020 OPTION EXERCISES AND STOCK VESTED TABLE

	OPTION AWARDS		STOCK AWARDS

NAME	NUMBER OF SHARES ACQUIRED ON EXERCISE (#)	VALUE REALIZED ON EXERCISE ($)[1]	NUMBER OF SHARES ACQUIRED ON VESTING (#)	VALUE REALIZED ON VESTING ($)[2]

Walter W. Bettinger II	—	—	100,985	4,121,198

Peter B. Crawford	8,292	256,953	9,708	392,573

Charles R. Schwab	375,048	8,752,938	39,206	1,599,997

Joseph R. Martinetto	—	—	23,762	969,727

Jonathan M. Craig	32,889	1,011,389	11,881	484,864

(1)

The value realized on exercise of stock options as shown in this chart was calculated by subtracting the option exercise price from the market price to obtain the value realized per share, and multiplying the value realized per share by the number of shares acquired upon exercise. The market price for each transaction was determined as follows: If upon exercising, the named executive officer sold the shares acquired, the market price was determined to be the sale price. If upon exercising, the named executive officer kept the shares acquired, then the market price was determined to be the average of the high and low market price of the company’s common stock on the date of the exercise.

(2)	Amounts in this column were calculated by multiplying the number of shares acquired on vesting by the average of the high and low market price of the company’s common stock on the vesting date. If the vesting date was a weekend or holiday, the next business day’s prices were used to value the shares.

2020 NONQUALIFIED DEFERRED COMPENSATION TABLE

NAME[1]	PLAN	EXECUTIVE CONTRIBUTIONS IN LAST FISCAL YEAR[2] ($)	AGGREGATE EARNINGS IN LAST FISCAL YEAR[3] ($)	AGGREGATE WITHDRAWALS/ DISTRIBUTIONS ($)	AGGREGATE BALANCE AT LAST FISCAL YEAR-END ($)

Walter W. Bettinger II	DCP2	—	109,941	—	20,929,224[4]

Peter B. Crawford	DCP2	—	314,143	—	2,495,402

Charles R. Schwab	DCP1	—	4,545,468	—	33,361,429[5]

Jonathan M. Craig	DCP2	—	240,791	—	1,534,414

(1)	Mr. Schwab participates in The Charles Schwab Corporation Deferred Compensation Plan I (DCP1) only, and Mr. Bettinger, Mr. Crawford, and Mr. Craig participate in The Charles Schwab Corporation Deferred Compensation Plan II (DCP2) only. No named executive officers participating in the deferred compensation plans made contributions to the deferred compensation plans in 2020. Mr. Martinetto did not participate in the company’s deferred compensation plans.

(2)	The company does not make contributions to the deferred compensation plans.

(3)	The earnings reported in this column are not above-market or preferential and therefore are not reported in the Summary Compensation Table.

(4)	For Mr. Bettinger, includes executive contributions of $19,746,990 of compensation previously reported as compensation to Mr. Bettinger in the Summary Compensation Table for prior years (2014 – 2017) and aggregate plan earnings of $1,182,234.

(5)	For Mr. Schwab, includes executive contributions of $6,513,138 of compensation previously reported as compensation in the Summary Compensation Tables for prior years (1994 – 1997), and aggregate plan earnings of $26,848,291.

The Charles Schwab Corporation Deferred Compensation Plans

In December 2004, the Compensation Committee adopted the DCP2. Deferrals for income earned prior to January 1, 2005 were made under the DCP1, and all deferrals for income earned after January 1, 2005 were made pursuant to the DCP2. Subject to the terms and conditions set forth in the plans, each eligible participant may elect to defer a portion of amounts earned under the company’s non-equity incentive plans (and in some cases, participants can elect to defer a portion of their base salary). All of a participant’s compensation deferrals are credited to a deferral account maintained for each participant. Amounts credited to deferral accounts are adjusted periodically to reflect earnings and losses (calculated based on the market return of investment options selected by participants that the company makes available under the plans). Investment options available under the plans are listed mutual funds and the Schwab Managed Retirement Trust Funds. Participants may make investment changes at any time. With certain exceptions, deferral accounts are paid or commence payment upon a fixed payment date, as elected by the participant, or upon the participant’s retirement. Participants generally may elect that payments be made in a single lump sum or in annual installments over a period of four, five, ten or fifteen years. However, payment will be made in a lump sum after a change in control of the company or upon a termination of a participant’s employment for any reason other than retirement.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table summarizes information as of December 31, 2020 with respect to equity compensation plans approved and not approved by stockholders (shares in millions):

Securities Authorized for Issuance as of December 31, 2020

PLAN CATEGORY	(A) NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS	(B) WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS[1]	(C) NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS

Equity compensation plans approved by stockholders	30.95[2]	$33.86	93.74[3]

Equity compensation plans not approved by stockholders	—	—	—

Total[4]	30.95	$33.86	93.74

(1)	The weighted-average exercise price does not take into account awards that have no exercise price, such as RSUs and PBRSUs.

(2)	Consists of shares of common stock underlying: 23,203,964 stock options outstanding under the company’s 2004 and 2013 Stock Incentive Plans; 6,603,317 RSUs outstanding under the company’s 2013 Stock Incentive Plan; and 1,146,622 unearned PBRSUs awarded under the 2013 Stock Incentive Plan (assuming the achievement of target performance with respect to each applicable performance metric such that 100% of the target PBRSUs are earned). The number of shares to be issued pursuant to such PBRSUs, if any, will be determined following completion of the relevant performance period.

(3)	Consists of 61,837,945 shares of common stock (including shares underlying stock options, stock appreciation rights, restricted stock, RSUs, performance stock, PBRSUs, performance units, and other stock awards) that may be awarded under the 2013 Stock Incentive Plan and 31,902,445 shares that may be purchased under the Employee Stock Purchase Plan (ESPP). An offering period under the ESPP had begun but was not completed as of December 31, 2020 (386,917 shares were subsequently purchased at the end of this offering period).

(4)	Does not include equity awards granted under the TD Ameritrade Holding Corporation Long-Term Incentive Plan (the TD Ameritrade Plan) that were assumed by the company in connection with the TD Ameritrade Acquisition. As of December 31, 2020, there were 545,368 stock options, with a weighted average exercise price of $25.81, and 2,759,483 RSUs outstanding under the TD Ameritrade Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

This table shows common stock that is beneficially owned by the directors, the named executive officers and owners of 5% or more of the outstanding company common stock, as of the close of business on March 15, 2021 or as noted otherwise.

	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP				PERCENT OF OUTSTANDING SHARES
NAME OF BENEFICIAL OWNER	SHARES OWNED[1]		STOCK OPTIONS EXERCISABLE WITHIN 60 DAYS[2]	TOTAL BENEFICIAL OWNERSHIP[3]

The Toronto-Dominion Bank	175,930,855	[4]	—	175,930,855	9.7%

Charles R. Schwab	127,658,682	[5]	1,579,590	129,238,272	7.2%

The Vanguard Group	112,096,245	[6]	—	112,096,245	6.2%

BlackRock, Inc.	102,465,246	[7]	—	102,465,246	5.7%

John K. Adams, Jr.	25,991		29,244	55,235	*

Walter W. Bettinger II	600,238	[8]	1,818,542	2,418,780	*

Marianne C. Brown	229		—	229	*

Joan T. Dea	12,705		7,318	20,023	*

Christopher V. Dodds	436,742		6,378	443,120	*

Stephen A. Ellis	37,490		100,659	138,149	*

Mark A. Goldfarb	29,099		13,543	42,642	*

William S. Haraf	23,591		21,378	44,969	*

Frank C. Herringer	184,026	[9]	71,304	255,330	*

Brian M. Levitt	21,846		—	21,846	*

Gerri K. Martin-Flickinger	—		—	-	*

Bharat B. Masrani	—		—	-	*

Todd M. Ricketts	507,118	[10]	—	507,118	*

Charles R. Ruffel	12,891		19,189	32,080	*

Arun Sarin	14,480		54,813	69,293	*

Paula A. Sneed	112,586		40,468	153,054	*

Jonathan M. Craig	—		277,189	277,189	*

Peter B. Crawford	32,095		208,274	240,369	*

Joseph R. Martinetto	221,528		497,670	719,198	*

Directors and Executive Officers as a Group (23 Persons)[11]	130,067,039		5,150,581	135,217,620	7.5%

* Less than 1%

(1)	This column includes shares for which the named person has sole voting and investment power, has shared voting and investment power with his or her spouse, or holds in an account under The Charles Schwab Corporation Dividend Reinvestment Plan, ESPP and/or The SchwabPlan Retirement Savings and Investment Plan.

This column excludes RSUs held by directors under the 2004 Stock Incentive Plan, the 2013 Stock Incentive Plan, and the Directors’ Deferred Compensation Plans, which do not have voting rights. Under the Directors’ Deferred Compensation Plans, the RSUs are converted into shares of common stock and paid in a lump sum by the end of February in the year following a director’s termination of board service. As of March 15, 2021, there are no RSUs under the Directors’ Deferred Compensation Plans that are convertible within 60 days. Information on these RSUs is contained in the “Director Compensation” section of this proxy statement.

This column also excludes PBRSUs and RSUs held by executive officers under the 2013 Stock Incentive Plan, which do not have voting rights.

(2)	Shares that can be acquired through stock option exercises within 60 days of March 15, 2021.

(3)	This column includes the total number of shares beneficially owned, including shares owned and the number of shares underlying stock options exercisable within 60 days of March 15, 2021.

(4)	Includes shares held by TD Bank and its subsidiaries. TD Bank also owns 79,293,695 shares of non-voting common stock which, when taken together with the shares of common stock owned by TD Bank, represents approximately 13.5% of the issued and outstanding common stock and non-voting common stock of the company.

The address of TD Bank is Toronto-Dominion Centre, P.O. Box 1, Toronto, Ontario, Canada M5K IA2.

(5)	Includes 420,425 shares held by Mr. Schwab’s spouse as trustee, 32,409,941 shares held by a family limited partnership, 44,025 shares held by 188 Corp, and the following shares for which Mr. Schwab disclaims beneficial ownership: 8,328,428 shares held by nonprofit public benefit corporations established by Mr. Schwab, and 6,000 shares held in a trust for which Mr. Schwab acts as trustee.

Mr. Schwab’s address is c/o The Charles Schwab Corporation, 3000 Schwab Way, Westlake, TX 76262.

(6)	Includes shares held by The Vanguard Group as reported on its Schedule 13G/A filed with the SEC on February 10, 2021. The address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, PA 19355.

(7)	Includes shares held by BlackRock, Inc. as reported on its Schedule 13G filed with the SEC on January 29, 2021. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(8)	Includes 2,412 shares held by Mr. Bettinger’s spouse and 14,400 shares held by a nonprofit public benefit corporation established by Mr. Bettinger, for which he disclaims beneficial ownership.

(9)	Includes 50,625 shares held by Mr. Herringer’s spouse.

(10)	Includes 7,867 shares held by Mr. Ricketts’ spouse and 295,320 shares held by Mr. Ricketts’ spouse as trustee.

(11)	In addition to the officers and directors named in this table, three other executive officers are members of this group.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act of 1934 requires the company’s directors, executive officers, and beneficial owners of more than 10% of the company’s common stock to file reports with the SEC indicating their holdings of, and transactions in, the company’s equity securities. Based solely on a review of copies of these reports and written representations from the company’s executive officers and directors, all of the company’s executive officers, directors, and 10% owners timely complied with all Section 16(a) filing requirements for fiscal 2020 except for one late Form 4 reporting one transaction for each of Stephen A. Ellis, Frank C. Herringer, Stephen T. McLin, Charles A. Ruffel and Charles R. Schwab. The untimely reports for Stephen A. Ellis, Frank C. Herringer, Stephen T. McLin and Charles A. Ruffel were each filed one day late.

TRANSACTIONS WITH RELATED PERSONS

Charles R. Schwab, the company’s Chairman, has a daughter, Carolyn (Carrie) Schwab-Pomerantz, who was employed as President of the Charles Schwab Foundation during 2020 (and presently). Ms. Schwab-Pomerantz earned approximately $603,000 in salary, bonus and benefits during 2020, including a grant of 1,747 RSUs. Ms. Schwab-Pomerantz has been employed by the company for 38 years.

Stephen T. McLin, a former director of the company who retired on May 12, 2020, has a son, Stephen D. McLin, who was employed by the company in a non-executive officer, non-managerial capacity during 2020 (and presently). Mr. McLin earned approximately $160,000 in salary, bonus and benefits during 2020. Mr. McLin has been employed by the company for 27 years.

Effective as of the closing of the TD Ameritrade Acquisition, the company entered into a registration rights agreement with Mr. Schwab, certain other stockholders and TD Bank, which beneficially owns 5% or more of the company’s common stock that among other things provides Mr. Schwab, TD Bank and the other stockholders party to the agreement up to three “demand” registrations in any 12-month period as well as customary “piggyback” registration rights with respect to all of their shares of company common stock and shares of company common stock issuable upon conversion, exercise or exchange, as applicable, of any other company equity securities. The registration rights agreement also requires the company to indemnify the stockholders against certain liabilities that may arise under the Securities Act of 1933, as amended. This registration rights agreement replaced for Mr. Schwab the registration rights agreement that he entered into with the company in 1987.

The company and subsidiaries of TD Bank (together, the “Depository Institutions”) entered into an amended and restated insured deposit account agreement (the “Amended IDA Agreement”), which replaced a previous agreement between the Depository Institutions and TD Ameritrade. Under the Amended IDA Agreement, the Depository Institutions make available to our clients FDIC-insured (up to specified limits) money market deposit accounts as either designated sweep vehicles or as non-sweep deposit accounts. The company provides marketing, recordkeeping and support services to the Depository Institutions with respect to the accounts, for which the company receives an aggregate monthly fee. For the period starting with the close of the TD Ameritrade Acquisition through the end of fiscal year 2020, the company generated approximately $338 million in revenue from bank deposit account fees under the Amended IDA agreement.

Also in connection with the TD Ameritrade Acquisition, the company entered into a stockholder agreement with TD Bank (the “Stockholder Agreement”) effective as of the closing of the TD Ameritrade Acquisition that governs certain rights and obligations of TD Bank with respect to shares of our voting and nonvoting common stock that TD Bank acquired as part of the TD Ameritrade Acquisition. The Stockholder Agreement sets out, among other things, standstill restrictions, a voting agreement, board designation rights, and transfer restrictions.

TD Securities (USA) LLC, a subsidiary of TD Bank, acted as a co-managing underwriter in the company’s December 11, 2020 issuances and sales of depositary shares and senior notes. In this capacity, TD Securities (USA) LLC received aggregate underwriting discounts of $373,750.

As a result of the TD Ameritrade Acquisition, the company has assumed certain agreements existing between TD Ameritrade and TD Bank and its affiliates. The following describes certain transactions between TD Ameritrade and TD Bank and its affiliates, for the period starting with the close of the TD Ameritrade Acquisition. Unless otherwise disclosed, amounts cited relate to the period from the close of the TD Ameritrade Acquisition through the end of fiscal year 2020.

•

TD Waterhouse Canada Order Routing Agreement. TD Ameritrade Clearing, Inc., a wholly owned subsidiary of the company, provides certain order routing services to TD Waterhouse Canada Inc. (TDW Canada), a wholly owned subsidiary of TD Bank. This agreement generated $13.3 million of other revenue, partially offset by $10.7 million of other expense.

•

Referral and Strategic Alliance Agreement. A wholly owned subsidiary of TD Bank promotes the brokerage services of TD Ameritrade, Inc., and another TD Bank wholly owned subsidiary referred existing brokerage clients to TD Ameritrade, Inc., resulting in $2 million of other expense.

•

Trading Platform Hosting and Services Agreement. TDW Canada uses TD Ameritrade’s thinkorswim trading platform, and TD Ameritrade, Inc. provides the services to support the platform, generating $1.5 million of other revenue.

•

Securities Based Lending. Securities-based lending is an offering for TD Ameritrade’s institutional and retail clients that allows them to open a line of credit against their securities portfolio. An arrangement is in place for institutional clients for TD Bank, N.A. to lend against brokerage assets, resulting in $0.42 million of other revenue.

•

Master Selected Dealers Agreement. TD Securities (USA) LLC, a wholly owned subsidiary of TD Bank, and TD Ameritrade, Inc. are party to a master selected dealer agreement to facilitate the distribution of initial public offering SEC registered securities to TD Ameritrade, Inc.’s clients. This agreement generated $0.61 million in commissions and transaction fee revenue.

•

Cash Management Services Agreement. TD Bank USA, N.A., a wholly owned subsidiary of TD Bank, provides cash management services to clients of TD Ameritrade, Inc., resulting in $0.28 million of clearing and execution costs.

•

Revolving Credit Facilities. TD Ameritrade entered into revolving credit agreements consisting of senior unsecured revolving credit facilities in the aggregate principal amount of $1.75 billion, and a wholly owned subsidiary of TD Bank participates as a lender on terms no more favorable than the terms of the other lenders participating in the credit agreements, including receiving an upfront fee percentage the same as those payable to the other lenders participating in the credit agreement, as well as certain customary expense reimbursement. Under these revolving credit facilities, TD Ameritrade incurred $0.01 million of interest expense. As of December 31, 2020, the total lending commitment received from TD Bank under these credit facilities was $229.3 million.

•

Patent Assignment and License Agreement. TD Ameritrade IP Company entered into a patent assignment and agreement with TD Bank to assign its Canadian patent rights to TD Bank in exchange for annual fees paid by TD Bank. Under this agreement TD Ameritrade generated $.03 million of revenue.

•

Sublease Agreements. TD Ameritrade and TD Bank are parties to sublease agreements where TD Ameritrade and TD Bank sublease building space to each other for administrative and operational purposes. Under these sublease agreements, TD Ameritrade generated $0.09 million of sub-lease rental income and recognized $0.13 million of occupancy and equipment costs.

•

Trademark License Agreement. TD Ameritrade and TD Bank were party to a trademark license agreement that allowed TD Ameritrade to use certain TD Bank trademarks as part of TD Ameritrade’s corporate identity. Although the agreement terminated upon the TD Ameritrade Acquisition, the company is permitted to continue using the trademarks for a transitionary period.

In addition, certain brokerage subsidiaries of the company have securities lending agreements with certain subsidiaries of TD Bank. These agreements were entered into in the ordinary course of business and were made on substantially the same terms as those prevailing for comparable securities lending agreements with persons other than related persons and do not involve more than the normal risk of collectability or present other unfavorable features.

As described in Security Ownership of Certain Beneficial Owners and Management, based on information contained in separate Schedule 13G filings with the SEC, each of BlackRock, Inc. (BlackRock), and The Vanguard Group (Vanguard) reported that it beneficially owned more than 5% of the outstanding shares of the company’s common stock as of December 31, 2020. The company and its affiliates engage in ordinary course transactions and arrangements with BlackRock or its affiliates including for sub-advisory services for a fund, recordkeeping, administrative, shareholder, educational and data support services, and a license to use BlackRock’s portfolio management technology platform. The company and its subsidiaries also do and may continue to, in the ordinary course, invest in BlackRock and Vanguard funds and pay related management fees. These transactions are negotiated on an arm’s-length basis and we believe they are on customary terms and conditions.

Some directors, executive officers and entities with which they are affiliated have credit transactions with the company’s banking and brokerage subsidiaries, such as mortgage loans, revolving lines of credit or other extensions of credit. These transactions with directors, executive officers and their affiliates are made in the ordinary course of business and as permitted by the Sarbanes-Oxley Act of 2002. Such transactions are on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the lender and do not involve more than the normal risk of collectability or present other unfavorable features.

The company has policies and procedures regarding the review and approval of related party transactions. Such policies and procedures are in writing and have been approved by the Audit Committee. The transactions covered by the company’s policies and procedures include any financial transaction, arrangement, or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements, or relationships in which the company participates and the amount involved exceeds $120,000, and a director or executive officer of the company has a direct or indirect material interest. The policies and procedures include transactions where the directors’ or executive officers’ children, stepchildren, parents, stepparents, spouse, siblings, mothers-in-law, fathers-in-law, sons-in-law, daughters-in-law, brothers-in-law, sisters-in-law, or members of their household (other than a tenant or employee) have a personal interest.

Any director or executive officer proposing a transaction covered by the company’s related party transaction policies and procedures must notify the company’s compliance department as soon as practicable after becoming aware of the transaction or proposed transaction and must provide a description of all material details and his or her interest in the transaction. The Audit Committee will consider the transaction at its next meeting. The Audit Committee may authorize or ratify the transaction only if the Audit Committee determines that the transaction is fair as to the company as of the time of authorization and in the best interests of the company. The transaction must be approved in good faith by a majority of the disinterested directors on the Audit Committee.

Notice to and approval by the Audit Committee as described above is not required if the transaction involves compensation to an immediate family member of a director or executive officer, and the employment relationship has been approved in good faith by a majority of disinterested members of the Compensation Committee. As in the case of Ms. Schwab-Pomerantz and Mr. McLin, after initial approval, further approval of the Compensation Committee is not required if the immediate family member is not an executive officer and all compensation and benefits to him or her, including salary increases, bonuses, incentive awards, perquisites, benefits, severance payments, and all other forms of compensation, are made in accordance with the company’s compensation programs, policies and plans.

PROPOSALS FOUR AND FIVE:

STOCKHOLDER PROPOSALS

We have been notified that stockholder proponents intend to present proposals for consideration at the annual meeting. The stockholder proposals and supporting statements appears in italics below, and we present the proposals as they were submitted to us. We recommend that you vote against the two stockholder proposals. Our responses are contained immediately after each proposal.

If you want us to consider including a proposal in our proxy statement next year, you must deliver it to the Corporate Secretary at the company’s principal executive office no later than December 3, 2021. If you want to submit a proposal for action at next year’s annual meeting that is not to be included in our proxy statement, pursuant to our bylaws, you must deliver it to the Corporate Secretary no earlier than February 12, 2022 and no later than March 14, 2022, and such proposal must be, under the Delaware General Corporation Law, an appropriate subject for stockholder action.

The company’s bylaws contain specific procedural requirements regarding a stockholder’s ability to nominate a director or submit a proposal to be considered at a meeting of stockholders. The bylaws are available on our website at www.aboutschwab.com/governance. In addition, you may obtain a copy of our bylaws by contacting the Assistant Corporate Secretary at the address in the “Corporate Governance Information” section of this proxy statement.

FIRST STOCKHOLDER PROPOSAL

Friends Fiduciary Corporation, 1700 Market Street, Suite 1535, Philadelphia, PA, 19103, which has indicated that it is a beneficial owner of at least $2,000 in market value of company’s common stock, has submitted the following proposal for consideration at the annual meeting:

Whereas, we believe in full disclosure of The Charles Schwab Corporation’s (“Schwab”) direct and indirect lobbying activities and expenditures to assess whether its lobbying is consistent with its expressed goals and in the best interests of stockholders.

Resolved, the stockholders Schwab request the preparation of a report, updated annually, disclosing:

1.	Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.

2.	Payments by Schwab used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.

3.	Description of management’s and the Board’s decision-making process and oversight for making payments described in section 2 above.

For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying” is lobbying engaged in by a trade association or other organization of which Schwab is a member.

Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state and federal levels.

The report shall be presented to the Audit Committee or other relevant oversight committees and posted on Schwab’s website.

Stockholder Supporting Statement

We encourage transparency and accountability in Schwab’s use of funds to lobby. Schwab spent $24,383,000 from 2010-2018 on federal lobbying. These figures do not include state lobbying expenditures, where Schwab also lobbies but disclosure is uneven or absent. For example, Schwab spent $700,960 on lobbying in California from 2010-2018. Schwab’s lobbying on the Retirement Enhancement and Savings Act has drawn scrutiny.1

Schwab serves on the board of the Securities Industry and Financial Markets Association (SIFMA, which has spent $58,730,000 on lobbying from 2010-2018. And Schwab previously served on the board of the Chamber of Commerce,2 which has spent over $1.5 billion on lobbying since 1998. Schwab does not disclose its memberships in, or payments to, trade associations, or the amounts used for lobbying.

We are concerned that Schwab’s lack of lobbying and trade association disclosure presents reputational risks when its lobbying contradicts company public positions. For example, Schwab supports protecting the interests of investors by holding the financial industry to a high standard, yet Schwab, SIFMA and the Chamber reportedly lobbied “to quash various aspects” of the Department of Labor fiduciary rule to require investment advisers to put their clients’ interests ahead of their own.3

We believe the reputational damage stemming from this misalignment between general policy positions and actual direct and indirect lobbying efforts harms long-term value creation by Schwab. Thus, we urge Schwab expand its lobbying disclosure.

1 https://www.marketwatch.com/story/as-industry-spends-millions-on-lobbying-and-campaign-donations-congress-acts-on-retirement-legislation-2019-04-22

2 https://www.huffpost.com/entry/who-funds-the-chamber-of_n_334654

3 https://theintercept.com/2017/07/16/financial-advisers-want-to-rip-off-small-investors-trump-wants-to-help-them-do-it/

Board of Directors’ Recommendation Against and Statement of Opposition to the First Stockholder Proposal

The company has not and does not contribute to lawmakers, political candidates or political parties. The Charles Schwab Corporation Political Action Committee (PAC), funded by voluntary contributions from employees and directors of Schwab, was the sole means by which any financial support has historically been offered to lawmakers. As announced in January 2021, the company discontinued its PAC and contributed the remaining funds to the Boys and Girls Clubs of America and historically Black colleges and universities.

As a champion for the “Main Street” investor, we have long believed in advocating for an appropriate regulatory landscape for individual investors and those who serve them. Our Statement on Public Policy and Political Participation, available publicly on www.aboutschwab.com/governance, outlines the company’s oversight with respect to lobbying activities and reporting. Lobbying activities and employees who engage in lobbying activities must be approved and overseen by the Office of Legislative and Regulatory Affairs, and lobbying activities are reviewed by the Audit Committee of the Board of Directors annually.

The company’s lobbying activities are subject to substantial applicable lobbying registration and reporting requirements. As discussed in the Statement, the company reports its lobbying activities and expenses and registers employees who engage in lobbying activities in accordance with federal law. The company also discloses its lobbying activities as required by law in the states in which it is actively engaged in lobbying. The company discloses all U.S. federal lobbying costs in quarterly reports that are available at www.senate.gov/legislative/Public_Disclosure/LDA_reports.htm. In light of the company’s discontinuation of its PAC, its publicly available disclosures about its advocacy, and the company’s oversight of lobbying activities, we believe this proposal is not appropriate for the company. Stockholders defeated a similar proposal each year between 2015 and 2017 and an identical proposal in 2020.

We recommend a vote against the first stockholder proposal.

SECOND STOCKHOLDER PROPOSAL

John Chevedden, on behalf of James McRitchie, 9295 Yorkship Court, Elk Grove, California 95758, who holds 100 shares of company stock, has submitted the following proposal for consideration at the annual meeting:

RESOLVED: Charles Schwab Corporation (“Company”) shareholders ask that our Company take all the steps necessary to reorganize the Board of Directors into one class with each director subject to election each year for a one-year term.

Arthur Levitt, former Chairman of the Securities and Exchange Commission said, “In my view it’s best for the investor if the entire board is elected once a year. Without annual election of each director shareholders have far less control over who represents them.”

Almost 90% of S&P 500 and Fortune 500 companies, worth more than one Trillion dollars have adopted this important proposal topic since 2012. Annual elections are widely viewed as a corporate governance best practice. Annual election of each director could make directors more accountable, and thereby contribute to improved performance and increased company value.

Shareholder resolutions on this topic won 14 of 15 votes at companies in 2019 and 2020, according to data compiled by ProxyInsight as of November 20, 2020, most by a wide margin.

According to our largest shareholder, BlackRock: “Directors should be elected annually to discourage entrenchment and allow shareholders sufficient opportunity to exercise their oversight of the board.”

According to Equilar; “A classified board creates concern among shareholders because poorly performing directors may benefit from an electoral reprieve. Moreover, a fraternal atmosphere may form from a staggered board that favors the interests of management above those of shareholders. Since directors in a declassified board are elected and evaluated each year, declassification promotes responsiveness to shareholder demands and pressures directors to perform to retain their seat. Notably, proxy advisory firms ISS and Glass Lewis both support declassified structures.”

This proposal should also be evaluated in the context of our Company’s overall corporate governance as of the date of this submission: Shareholders cannot call special meetings. Shareholders have no right to act by written consent. The combined effect is to lock the board into an out-dated corporate governance structure and reduce board accountability to shareholders.

Please vote for: Elect Each Director Annually – Proposal 5

Board of Directors’ Recommendation Against and Statement of Opposition to the Second Stockholder Proposal

The board has carefully considered the second stockholder proposal and, for the reasons described below, believes that the proposal is not in the best interests of the company and its stockholders.

Long-Term Focus: A classified board encourages directors to consider the long-term best interests of the company and its stockholders, fosters long-term planning and strengthens the independence of non-employee directors from the often short-term focus of certain investors or special interest groups. The board also believes that the classified board structure assists in recruiting highly qualified directors willing to commit to the company and its strategic growth over the long term and to developing a deep understanding of the company’s business. In contrast, annual election of all directors can, in some cases, lead to short-term focus or a concentration on only immediate results.

Stability and Institutional Knowledge: The classified board structure is designed to provide stability and ensure that, at any given time, a majority of the directors serving on the board have substantial knowledge of the company, its business, its history, its culture, and its strategic goals. Directors who understand the company are a valuable resource and well-positioned to make decisions in the best interests of the company and its stockholders. A declassified board could be replaced in a single year with directors unfamiliar with the company’s business, culture and goals, but a classified structure allows for orderly change alongside continuity as new directors with fresh perspectives interact and work with experienced directors with deep institutional knowledge. The board believes that a classified board is particularly beneficial for a financial institution, as the complexity of financial industry accounting, controls and regulations requires considerable time for directors to fully understand the company’s operations and the application of relevant rules and regulations. We believe that the stability of the classified board has particularly served the company well during periods of volatility, especially during the financial crisis beginning in 2007 and the current pandemic.

Protection of Stockholder Value: Research suggests that declassification is not in stockholders’ best interests and that classified boards increase stockholder value. For instance, “adopting a staggered board is associated with a statistically and economically significant increase in firm value, while decisions to destagger a board are associated with a corresponding reduction in firm value.” Cremers & Sepe, The Shareholder Value of Empowered Boards, 68 STAN. L.REV. 67, 72 (2016). The classified board structure is also designed to safeguard against hostile takeover efforts aiming to quickly take control of the company without paying fair value. A hostile bidder could replace a majority of the board at a single annual meeting with directors aligned with the bidder’s own interests. The company’s classified board allows the board the flexibility, the time and leverage it needs to evaluate the fairness of any takeover proposal at arm’s length, negotiate on behalf of and for the benefit of all stockholders, and weigh alternatives in order to provide maximum value for stockholders.

Accountability to Stockholders: A classified board remains accountable to the company’s stockholders. At each annual meeting, stockholders have the opportunity to evaluate and elect approximately one-third of the board, and the entire board is evaluated annually during its annual self-assessment. Further, regardless of term length, all directors must uphold their fiduciary duties to the company and its stockholders. The Nominating and Corporate Governance Committee also plays a significant role in ensuring director accountability by leading the board in its annual self-evaluation of the performance of the board and its committees to determine whether they are functioning effectively. In response to issues arising from such self-evaluations, the respective committee or the full board, as appropriate, will take necessary and advisable steps to address identified weaknesses or deficiencies.

For these reasons, we recommend a vote against the second stockholder proposal.

INFORMATION ABOUT VOTING

PROCEDURES AND PROXIES

How is my vote counted?

You may vote either “for” or “against” or “abstain” from voting on each director nominee, the ratification of the selection of independent auditors, the advisory approval of named executive officer compensation, and on the stockholder proposals. If you abstain from voting on any director nominee, the abstention will not count as a vote cast on the proposal to elect that director. If you abstain from voting on the ratification of the selection of independent auditors, the advisory approval of named executive officer compensation, or the stockholder proposals, it will have the same effect as a vote “against” that proposal.

If you provide your voting instructions on your proxy, your shares will be voted as you instruct, and according to the best judgment of Charles R. Schwab, Walter W. Bettinger II, and Peter J. Morgan III if a proposal comes up for a vote at the meeting that is not on the proxy.

If you do not indicate a specific choice on the proxy you submit for one or more proposals, your shares will be voted (with respect to the proposal or proposals on which you do not vote):

•	for the six named nominees for directors,

•	for the ratification of the selection of independent auditors,

•	for the advisory approval of named executive officer compensation,

•	against the stockholder proposal on lobbying payments,

•	against the stockholder proposal on declassification of board of directors, and

•	according to the best judgment of Mr. Schwab, Mr. Bettinger and Mr. Morgan if a proposal comes up for a vote at the meeting that is not on the proxy.

How will my shares be voted if other business is presented at the annual meeting?

We know of no business other than the proposals contained in the proxy statement to be considered at the meeting. However, if other matters are properly presented at the meeting, or at any adjournment or postponement of the meeting, and you have properly submitted your proxy, then Mr. Schwab, Mr. Bettinger and Mr. Morgan will vote your shares on those matters according to their best judgment.

What if I change my mind after I submit my proxy?

You may revoke your proxy and change your vote by:

•	signing a proxy card with a later date and returning it before the polls close at the meeting,

•	voting by telephone or on the internet before 11:59 p.m., Central Time, on May 12, 2021, or

•	voting at the meeting.

How many votes must the director nominees receive to be elected as directors?

A director must receive more “for” than “against” votes to be elected as a director. If a director does not receive more “for” than “against” votes, the director may be eligible under Delaware law to continue to serve a “holdover” term until the next annual meeting of stockholders. However, in the event that a director does not receive more “for” than “against” votes, our corporate governance guidelines provide that the Nominating and Corporate Governance Committee shall meet within 90 days after the final certification of the vote and evaluate the director’s continued service for a holdover term. Under the guidelines, the Nominating and Corporate Governance Committee should consider the following:

•	the reasons for the director’s failure to receive an affirmative majority of votes,

•	the director’s qualifications and skills and contributions to the board and board committees,

•	the effect on board composition without the director’s continued service during the holdover term on the board or board committees,

•	whether there are qualified candidates to fill a vacancy if the affected director immediately resigned from the board or board committees, and

•	the guidelines for considering director candidates established by the Nominating and Corporate Governance Committee.

In making its evaluation, the Nominating and Corporate Governance Committee may determine that:

•	the director should continue to serve a holdover term on the board,

•	the director should continue service on the board for a predetermined period (but less than a full holdover term),

•	the director should continue service on the board for a holdover term or predetermined period but resign from one or more board committees, or

•	the director should immediately resign from the board.

If the Nominating and Corporate Governance Committee determines that the affected director should resign from the board or one or more board committees, the director will be expected to submit his or her resignation immediately upon such determination. The Nominating and Corporate Governance Committee’s determination, including the reasons for such determination, will be publicly disclosed on a Form 8-K filed with the SEC.

What happens if a director nominee is unable to stand for election?

The board may reduce the number of directors or select a substitute nominee. In the latter case, if you have submitted your proxy, Mr. Schwab, Mr. Bettinger, and Mr. Morgan can vote your shares for a substitute nominee. They cannot vote for more than three nominees.

How many votes are needed for the ratification of independent auditors and the advisory approval of named executive officer compensation?

The ratification of independent auditors and the advisory approval of named executive officer compensation will be approved if a majority of the shares present at the meeting in person or by proxy and entitled to vote on the proposal vote for approval.

How many votes are needed for approval of the stockholder proposals?

The stockholder proposals will be approved if a majority of the shares present at the meeting in person or by proxy and entitled to vote on the proposal vote for approval.

What is a “broker non-vote”?

A broker non-vote occurs when a brokerage firm holding shares in street name for a beneficial owner does not vote on a proposal because the broker has not received instructions from the beneficial owner and does not have discretionary voting power with respect to the proposal.

What is the effect of not providing voting instructions if my shares are held in street name?

Brokerage firms may have authority to vote clients’ unvoted shares on some “routine” matters. When a brokerage firm votes its clients’ unvoted shares on routine matters, these shares are counted to determine if a quorum exists to conduct business at the meeting. A brokerage firm cannot vote clients’ unvoted shares on non-routine matters, which results in a broker non-vote. A broker non-vote will be treated as not being entitled to vote on the proposal and will not be counted for purposes of determining whether the proposal has been approved.

The company’s proposal to ratify the selection of independent auditors is considered a routine matter, but the election of directors, the advisory approval of named executive officer compensation, and the stockholder proposals are not.

If you have a stockbroker or investment advisor, they may be able to vote your shares depending on the terms of the agreement you have with them.

What is the effect of not submitting my proxy if my shares are held in a retirement plan?

A trustee under a retirement plan may be able to vote a participant’s unvoted shares. For example, if you are a participant in The SchwabPlan Retirement Savings and Investment Plan, the trustee, under certain circumstances, can vote your shares. Specifically, the trustee will vote shares you hold under the Employee Stock Ownership Plan (ESOP) component of The SchwabPlan Retirement Savings and Investment Plan if the trustee does not receive voting instructions from you. The trustee will vote your unvoted shares held under the ESOP component of the overall plan in the same proportion as all other plan participants vote their shares held under the ESOP component of the overall plan.

What does it mean if I receive more than one proxy card?

It means that you have multiple accounts at the transfer agent or with stockbrokers. Please complete and submit all proxies to ensure that all your shares are voted.

Unless you need multiple accounts for specific purposes, it may be less confusing if you consolidate as many of your transfer agent or brokerage accounts as possible under the same name and address.

Is my vote kept confidential?

Proxies, ballots and voting tabulations identifying stockholders are kept confidential by our transfer agent and will not be disclosed except as may be necessary to meet legal requirements.

Where do I find voting results of the meeting?

We will announce preliminary voting results at the annual meeting. We will announce the final results on a Form 8-K following the annual meeting. You may access a copy electronically on our website at www.aboutschwab.com/investor-relations by clicking on “Financial Reports & Presentations” or through the SEC’s electronic data system at www.sec.gov. You also may obtain a copy by contacting investor.relations@schwab.com.

Voting results are tabulated and certified by our transfer agent, Equiniti Trust Company.

Who pays the cost for proxy solicitation?

The company is paying for distributing and soliciting proxies. As a part of this process, the company reimburses brokers, nominees, fiduciaries and other custodians for reasonable fees and expenses in forwarding proxy materials to stockholders.

The company has retained D.F. King & Co., Inc. to act as proxy solicitor in conjunction with the annual meeting at an estimated fee of $14,000 plus reasonable out of pocket expenses. Employees of the company or its subsidiaries may solicit proxies through mail, telephone, the internet or other means. Employees do not receive additional compensation for soliciting proxies.

What is “householding”?

“Householding” means that we deliver a single set of proxy materials to households with multiple stockholders, provided such stockholders give their affirmative or implied consent and certain other conditions are met.

Some households with multiple stockholders already may have provided the company with their affirmative consent or given a general consent to householding. We will provide only one set of proxy materials to each such household, unless we receive contrary instructions.

We will promptly deliver separate copies of our proxy statement and annual report at the request of any stockholder who is in a household that participates in the householding of the company’s proxy materials. You may call the Assistant Corporate Secretary at (415) 667-9979 or send your request to the Assistant Corporate Secretary at the address in the “Corporate Governance Information” section of this proxy statement.

If you currently receive multiple copies of the company’s proxy materials and would like to participate in householding, please contact the Assistant Corporate Secretary.

"Always put the client first." Chuck Schwab Since day one, we've set out to challenge the status quo, looking for ways to offer our clients more value and a better experience. We're confident our approach can help people take ownership of their financial futures. We believe in the power of investing, which helps turn earners into owners. Investing can be truly transformative when investors actively engage and when they work collaboratively with the right financial provider. We are champions of investors and those who serve them. We look at the world through our clients' eyes and keep that perspective at the heart of everything we do. We offer investors a contemporary, full-service approach to build and manage their wealth. We help investors either directly as Schwab clients or through one of the thousands of independent advisors and employers we serve. This is how we help investors, advisors, employers, and employees take ownership of their futures. facebook.com/CharlesSchwab instagram.com/CharlesSchwab linkedin.com/company/Charles-Schwab twitter.com/CharlesSchwab youtube.com/user/CharlesSchwab The Charles Schwab Corporation 3000 Schwab Way, Westlake, TX 76262 (817) 859-5000 / Schwab.com / AboutSchwab.com Printed on recycled paper. 2021 The Charles Schwab Corporation. All rights reserved. LGL13902-22 (03/21) 00257547

CORPORATION	EQ Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

Address Change? Mark box, sign, and indicate changes below: ☐

TO VOTE BY INTERNET OR
TELEPHONE, SEE REVERSE SIDE
OF THIS PROXY CARD.

The Board of Directors Recommends a Vote “FOR” Proposals 1(a) through 1(f), 2 and 3,

and “AGAINST” Proposals 4 and 5.

Election of directors:

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN

1(a) Walter W. Bettinger II	☐	☐	☐	1(d) Mark A. Goldfarb	☐	☐	☐

1(b) Joan T. Dea	☐	☐	☐	1(e) Bharat B. Masrani	☐	☐	☐

1(c) Christopher V. Dodds	☐	☐	☐	1(f) Charles A. Ruffel	☐	☐	☐

Please fold here – Do not separate

2.	Ratification of the selection of Deloitte & Touche LLP as independent auditors	☐	For	☐	Against	☐	Abstain

3.	Advisory vote to approve named executive officer compensation	☐	For	☐	Against	☐	Abstain

4.	Stockholder Proposal requesting disclosure of lobbying policy, procedures and oversight; lobbying expenditures; and participation in organizations engaged in lobbying	☐	For	☐	Against	☐	Abstain

5.	Stockholder Proposal requesting declassification of the board of directors to elect each director annually	☐	For	☐	Against	☐	Abstain

WHEN THIS PROXY IS PROPERLY EXECUTED YOUR SHARES WILL BE VOTED: (1) AS DIRECTED; (2) IF NO DIRECTION IS GIVEN: FOR PROPOSALS 1(a) THROUGH 1(f), 2 AND 3, AND AGAINST PROPOSALS 4 AND 5; AND (3) ACCORDING TO THE BEST JUDGMENT OF CHARLES R. SCHWAB, WALTER W. BETTINGER II AND/OR PETER J. MORGAN III IF ANY OTHER MATTER COMES BEFORE THE ANNUAL MEETING FOR A VOTE.

Signature(s) in Box

Please sign exactly as your name(s) appears on proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

 CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

Thursday, May 13, 2021

1:30 p.m. (Central Time)

www.schwabevents.com/corporation

The Annual Meeting of Stockholders will be hosted as a virtual event via the internet.

To attend the meeting via the internet, visit www.schwabevents.com/corporation.

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Stockholders to be Held on May 13, 2021:

The proxy statement and annual report to security holders are available in the “Investor Relations” section of our website at www.aboutschwab.com.

CORPORATION

3000 Schwab Way Westlake, Texas 76262	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 13, 2021.

The shares of stock you hold in your account, as well as any shares you hold under The Charles Schwab Corporation Dividend Reinvestment Plan and/or The SchwabPlan Retirement Savings and Investment Plan will be voted as you specify on the reverse side.

If you sign and return your proxy card and no choice is specified, your shares will be voted “FOR” Proposals 1(a) through 1(f), 2 and 3, and “AGAINST” Proposals 4 and 5.

By signing the proxy, you revoke all prior proxies and appoint Charles R. Schwab, Walter W. Bettinger II and/or Peter J. Morgan III with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned your proxy card.

INTERNET/MOBILE	PHONE	MAIL
www.proxypush.com/schw	1-866-883-3382
Mark, sign and date your proxy
Use the Internet to vote your proxy	Use a touch-tone telephone to	card and return it in the
before 11:59 p.m. (CT) on	vote your proxy before 11:59 p.m. (CT)	postage-paid envelope provided in
May 12, 2021.	on May 12, 2021.	time to be received by May 12, 2021.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.